UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HEALTHWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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701 Cool Springs Blvd
Franklin, Tennessee 37067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Stockholders of Healthways, Inc.:
          The Annual Meeting of Stockholders of Healthways, Inc., a Delaware corporation (the “Company”), will be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067 at 9:00 a.m., Central time, on Thursday, May 26, 2011 for the following purposes:
(1)	To elect three (3) directors to hold office for a term of three (3) years and until their successors have been elected and qualified;

(2)	To consider and act upon an advisory vote on executive compensation as disclosed in this Proxy Statement;

(3)	To consider and act upon an advisory vote on the frequency of future advisory votes on executive compensation;

(4)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

(5)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
          In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2010 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2010 Annual Report and a form of proxy card. The proxy statement and form of proxy accompanying this notice are being furnished to stockholders on or about April 15, 2011. Only stockholders of record at the close of business on March 31, 2011 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.
          Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.
          We hope very much that you will be able to attend the meeting. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the proxy card and return it promptly or to vote by toll-free telephone or internet as described in the proxy card.
By Order of the Board of Directors,

Thomas G. Cigarran
Chairman
April 15, 2011

Healthways, Inc.
Proxy Statement

HEALTHWAYS, INC.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 26, 2011
          The proxy is solicited by the Board of Directors on behalf of Healthways, Inc. for use at the Annual Meeting of Stockholders to be held on Thursday, May 26, 2011, at 9:00 a.m., Central time, at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee, 37067, and at all adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In accordance with Securities and Exchange Commission rules, we are mailing to many of our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2010 Annual Report. The Notice of Internet Availability contains instructions on how stockholders can access the proxy documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2010 Annual Report and a form of proxy card. Copies of the proxy, this proxy statement and the attached notice are being furnished to stockholders on or about April 15, 2011.
          In addition to solicitations by mail or internet, certain of our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile, email and personal interviews, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We will bear all costs of this solicitation, including expenses in connection with preparing, assembling and furnishing this proxy statement.
          In the election of directors, you may vote “FOR” all of the nominees or your vote may be to “WITHHOLD AUTHORITY” with respect to one or more of the nominees. For the advisory vote on executive compensation and the ratification of the selection of Ernst & Young LLP, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For the advisory vote on the frequency of future advisory votes on executive compensation, you may vote to hold the advisory vote every “THREE YEARS”, “TWO YEARS”, “ONE YEAR”, OR “ABSTAIN”. In the advisory vote on executive compensation and the ratification of the selection of Ernst & Young, LLP, if you “ABSTAIN,” it will have the same effect as a vote “AGAINST” these proposals. In the election of directors and the advisory vote on the frequency of future advisory votes on executive compensation, if you “ABSTAIN” it will have no effect on the outcome of these proposals.
          Shares represented by such proxies will be voted in accordance with the choices specified thereon. If you sign your proxy card without giving specific voting instructions, the shares represented by such proxies will be voted FOR the election of the director nominees set forth under Proposal No. 1, FOR the approval of executive compensation set forth under Proposal No. 2, every THREE YEARS for the frequency of future advisory votes on executive compensation set forth under Proposal No. 3, and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2011 set forth under Proposal No. 4. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.
          The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

          Votes are counted by an independent third party. In the election for directors, the three persons receiving the highest number of “FOR” votes will be elected. The proposal to ratify the selection of the auditors requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote. In the advisory vote on executive compensation, the affirmative “FOR” vote of a majority of those shares present and entitled to vote will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. In the advisory vote on the frequency of future advisory votes on executive compensation, the frequency option that receives the highest number of votes cast will be considered the preferred frequency of stockholders for this non-binding matter.
          Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as independent auditors, without instructions from the beneficial owner of those shares. On the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items absent instructions from the beneficial owner of such shares. The election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future advisory votes on executive compensation are non-routine items on which a broker will not be entitled to vote shares absent instructions from the beneficial owner of such shares. Broker non-votes count for purposes of determining whether a quorum exists but do not count as entitled to vote with respect to individual proposals.
          A proxy may be revoked by a stockholder at any time before its exercise by attending the meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation, by duly executing a proxy bearing a later date or by casting a new vote by toll-free telephone or the internet.
          The preliminary voting results will be published on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission within four business days of the 2011 Annual Meeting. The final voting results, if different than the preliminary voting results, will be published on an amended Current Report on Form 8-K within four business days of the date on which the final results are known.
          Each share of our common stock, $.001 par value (the “Common Stock”), issued and outstanding on the record date, March 31, 2011, will be entitled to one vote on all matters to come before the meeting. Cumulative voting is not permitted. As of March 31, 2011, there were outstanding 33,987,051 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
          The following table sets forth certain information with respect to those persons that we know to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent (5%) of our Common Stock, our only voting security, and with respect to the beneficial ownership of our Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table and all of our executive officers and directors as a group. The information set forth below is based on ownership information we received as of March 31, 2011. Unless specified otherwise, the shares indicated are presently outstanding, and each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership (1)		Percent of Class (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	5,073,697	(2)	14.93%

BlackRock, Inc 40 East 52nd Street New York, NY 10022	3,575,441	(3)	10.52%

Earnest Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	2,882,930	(2)	8.48%

Waddell & Reed Financial Inc. 6300 Lamar Avenue Overland Park, KS 66202	1,950,018	(2)	5.74%

Ben R. Leedle, Jr.****	1,497,298	(4)	4.23%

Thomas G. Cigarran**	622,985	(5)	1.82%

Mary A. Chaput***	309,366	(6)	*

William C. O’Neil, Jr.**	265,782	(7)	*

Christopher T. Cigarran***	149,104	(8)	*

Stefen F. Brueckner***	123,791	(9)	*

C. Warren Neel, Ph. D.**	78,740	(10)	*

John W. Ballantine**	66,510	(11)	*

Anne M. Wilkins***	63,724	(12)	*

Matthew E. Kelliher***	53,354	(13)	*

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership (1)		Percent of Class (1)
Jay C. Bisgard, M.D.**	51,510	(14)	*

Mary Jane England, M.D.**	26,510	(15)	*

Alison Taunton-Rigby, Ph. D.**	21,510	(16)	*

John A. Wickens**	17,610	(17)	*

William D. Novelli**	0		*

All directors and executive officers as a group (17 persons)	3,414,247	(18)	9.37%

*	Indicates ownership of less than one percent of our outstanding Common Stock.

**	Director of the Company

***	Named Executive Officer

****	Director and Named Executive Officer

(1)	Pursuant to the rules of the Commission, certain shares of our Common Stock which an individual owner set forth in this table has a right to acquire within 60 days after the record date hereof pursuant to the exercise of stock options or other securities are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options or other securities held by our other directors and executive officers which are exercisable within 60 days of the record date hereof, are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(2)	Information with respect to stock ownership is based upon a Schedule 13G, dated December 31, 2010 filed with the Commission.

(3)	Information with respect to stock ownership is based upon a Schedule 13G, dated January 31, 2011 filed with the Commission.

(4)	Includes 1,405,445 shares issuable upon the exercise of outstanding options.

(5)	Includes 302,156 shares issuable upon the exercise of outstanding options.

(6)	Includes 248,164 shares issuable upon the exercise of outstanding options and 13,088 shares held jointly by Ms. Chaput and her husband.

(7)	Includes 31,510 shares issuable upon the exercise of outstanding options.

(8)	Includes 26,782 shares issuable upon the exercise of outstanding options.

(9)	Includes 122,606 shares issuable upon the exercise of outstanding options.

(10)	Includes 31,510 shares issuable upon the exercise of outstanding options.

(11)	Includes 46,510 shares issuable upon the exercise of outstanding options and 20,000 shares held in trust.

(12)	Includes 27,059 shares issuable upon the exercise of outstanding options.

(13)	Includes 47,140 shares issuable upon the exercise of outstanding options.

(14)	Includes 46,510 shares issuable upon the exercise of outstanding options and 5,000 shares held in trust.

(15)	Includes 26,510 shares issuable upon the exercise of outstanding options.

(16)	Includes 21,510 shares issuable upon the exercise of outstanding options.

(17)	Includes 16,510 shares issuable upon the exercise of outstanding options and 1,100 shares held jointly by Mr. Wickens and his wife.

(18)	Includes 2,449,201 shares issuable upon the exercise of outstanding options.
CORPORATE GOVERNANCE
Board of Directors Information
          Our Board of Directors held eleven meetings during fiscal 2010. All of the members of the Board of Directors except Messrs. Cigarran and Leedle are “independent,” as defined by applicable law and the NASDAQ Global Select Market (“NASDAQ”) listing standards. The Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee.
          Each of our incumbent directors attended at least 75% of the aggregate of the total number of meetings held during fiscal 2010 by the Board of Directors and each committee of which such director was a member for the entire fiscal year.
Leadership Structure
          We believe our board leadership structure is appropriate in light of the Company’s business. Our Board of Directors’ Corporate Governance Guidelines provide that our Board size should consist of at least three and no more than twelve directors which we believe provides for the optimal exchange of ideas without stifling cooperation. While our Board of Directors’ Corporate Governance Guidelines provide flexibility in who may serve as Chairman of the Board, we do not presently combine the roles of Chairman and Chief Executive Officer (“CEO”), and our current Chairman, Thomas Cigarran, has served in this capacity since 1988, and as a director since our founding. Our Board of Directors’ Corporate Governance Guidelines set forth in greater detail the responsibilities of our Board. Our Board of Directors’ Corporate Governance Guidelines are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.
Risk Oversight
          The Company is exposed to a number of risks, including economic, environmental, operational, and regulatory risks, among others. Management is responsible for the day-to-day management of the risks the Company faces, while the Board as a whole is responsible for the oversight of such risk. Our Audit, Compensation and Nominating and Corporate Governance Committees, however, each play a significant role in assisting the Board to fulfill its oversight responsibilities. Our Audit Committee, for example, is responsible for overseeing the accounting, financial, legal, and regulatory risks the Company faces. The Audit Committee receives reports from management and outside auditors regarding any material issues concerning the adequacy of the Company’s internal controls over financial reporting. The Audit Committee also has complete access to management in discharging its duties and provides regular reports to the Board. Our Compensation Committee assists the Board with risk oversight by annually reviewing the compensation philosophy of the Company and evaluating and providing recommendations on executive compensation as well as producing an annual report on executive compensation to be included in our annual meeting proxy statement. As further described in “Compensation Discussion and Analysis” beginning on page 20, the

Compensation Committee has determined that our compensation programs do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business. The Compensation Committee regularly reports its activities to the full Board. Our Nominating and Corporate Governance Committee assists with risk oversight by managing Board structure and organization, the criteria for selecting new members to the Board and any Board committees, determining compensation for directors, evaluating Board members, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate. The Nominating and Corporate Governance Committee regularly provides reports to the Board. The activities of each of our committees are set forth in greater detail in each of their respective charters which are available under “Corporate Governance” accessible through the “Investors” link on the Company’s website at www.healthways.com.
Committees of the Board of Directors
Compensation Committee
          During fiscal 2010, the Compensation Committee consisted of Drs. Bisgard, England, Neel and Taunton-Rigby and Mr. Novelli and was chaired by Dr. Bisgard. As discussed in “Compensation Discussion and Analysis,” all of the directors on the Compensation Committee are “non-employee directors” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, “outside directors” for purposes of regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and “independent directors” as defined in the NASDAQ corporate governance listing standards, in each case as determined by our Board of Directors. The Compensation Committee is responsible for overseeing our overall compensation strategies and policies, evaluating the performance of our executive officers and recommending to the independent directors the compensation of each of our executive officers and administering our equity-based incentive plans, among other things. The Compensation Committee’s Charter, which is reviewed annually by the Compensation Committee and is available on our website at www.healthways.com, provides a detailed description of its duties and responsibilities. The Compensation Committee held six meetings during fiscal 2010.
Nominating and Corporate Governance Committee
          During fiscal 2010, the Nominating and Corporate Governance Committee consisted of Drs. England and Taunton-Rigby and Messrs. O’Neil, Wickens, Ballantine, and Novelli and was chaired by Dr. England. All of the directors on the Nominating and Corporate Governance Committee are independent directors as defined under applicable law and NASDAQ listing standards. The Nominating and Corporate Governance Committee’s responsibilities include identifying individuals qualified to become members of the Board of Directors and recommending such individuals to the Board of Directors for election to the Board of Directors and developing and recommending to the Board of Directors corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee Charter, which is reviewed annually by the Nominating and Corporate Governance Committee and is available on the Company’s website at www.healthways.com, provides a detailed description of the Nominating and Corporate Governance Committee’s responsibilities and sets forth the director nomination process. The Nominating and Corporate Governance Committee held four meetings during fiscal 2010.
Audit Committee
          During fiscal 2010, the Audit Committee consisted of Messrs. Ballantine, O’Neil, and Wickens and Drs. Bisgard and Neel, each of whom is independent as defined by applicable law and the NASDAQ listing standards, and was chaired by Mr. Ballantine. We have, and will continue to have, at least one member of the Audit Committee who has past employment experience in finance or accounting and requisite professional certification in accounting or other comparable experience which results in the individual’s financial sophistication. The Audit Committee meets with our independent registered public accounting firm and management to review our consolidated financial statements, the quality and integrity of our accounting, auditing and financial reporting process, and our systems of internal controls. The Board of Directors has determined that Messrs. O’Neil and Ballantine and Drs. Bisgard and Neel each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. The Audit Committee held eleven meetings during fiscal 2010. The Audit Committee has adopted a Charter that provides a detailed description of its responsibilities, which is reviewed annually by the Audit Committee, and is available on our website at www.healthways.com.
Corporate Governance Guidelines
          The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These Corporate Governance Guidelines, which are available on our website at www.healthways.com, provide a framework for the conduct of the business of the Board of Directors.
Code of Conduct
          We have a code of conduct that applies to all colleagues (including officers) and directors. The purpose of the code is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents we file with the Commission and other public communications we make; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code, and to deter wrongdoing. A copy of our code of conduct, as well as any amendments thereto, can be obtained from our website at www.healthways.com.
Stockholder Nominees
          The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for director candidates as described below under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. To be timely, director nominations for the Annual Meeting of Stockholders to be held in 2012 must be submitted within the time limits for stockholder proposals as set forth on page 70 of this Proxy Statement.
Director Qualifications
          Under our Board of Directors’ Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for determining the criteria for membership on our Board of Directors. Under such criteria, at least a majority of the members of the Board of Directors should be independent, and all members should have the highest professional and personal ethics and values consistent with our values and standards. Other criteria that will be considered are prior experience as a director, knowledge of our business and industry and broad experience at the operational, financial or policy-making level in business. Diversity, age and skills in the context of the needs of the Board of Directors are also a consideration. While the Company’s Board of Directors’ Corporate Governance Guidelines do not explicitly define “diversity,” it is the Nominating and Corporate Governance Committee’s practice to seek director candidates who will contribute to a diversity of perspectives. The Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole and takes into account a candidate’s personal characteristics and industry experience, with the intent of maintaining a Board that represents a broad range of viewpoints. Board members should also have sufficient time to devote to the affairs of the Company and to provide insight and practical wisdom based on experience. As such, in order to be active participants and perform all director duties responsibly, directors’ service on other boards of public companies is limited to three public company boards (excluding the Company).
Identifying and Evaluating Nominees for Directors
          The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board of Directors members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board of Directors. In evaluating nominations, the Nominating and Corporate Governance Committee uses the same criteria for all nominees, and the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and expertise on the Board of Directors.
          There are no nominees for election to the Board of Directors who have not previously been elected by the stockholders.
Directors’ Attendance at Annual Meetings of Stockholders
          Although directors are invited and are always encouraged to attend the annual stockholder meetings, we do not require their attendance. All of the directors attended the 2010 Annual Meeting of Stockholders held on May 28, 2010.
Communications With the Board of Directors
          Stockholders may communicate with the Board of Directors by submitting a letter in writing addressed to: Chairman of the Board of Directors, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. If the communication relates to the Company’s ethics or conduct, financial statements, accounting practices or internal controls, the communication may be submitted in writing addressed to: Audit Committee Chairman, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067. Stockholder communications may be submitted confidentially or anonymously.
Stock Retention Guidelines
          In May 2010, the Board of Directors amended the stock retention guidelines for officers. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary (at least 3.75 times base salary for the CEO, 2.2 times base salary for the President and Chief Operating Officer, 2 times base salary for the Chief Financial Officer and 1.8 times base salary for the other Named Executive Officers). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all restricted stock units until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.
Evaluations of Board and Committee Performance
          Each year the Nominating and Corporate Governance Committee of our Board of Directors conducts an evaluation process focusing on the effectiveness of the Board of Directors as a whole, the performance of each committee of the Board of Directors and the performance of each individual Board member. The manner of the evaluation is determined annually by the Nominating and Corporate Governance Committee in order to ensure the procurement of accurate and relevant information. The evaluation process is designed to facilitate ongoing, systematic examination of the Board of Directors, each committee’s effectiveness and accountability, and each individual’s performance, and to identify opportunities for improvement. The Nominating and Corporate Governance Committee designed and coordinated the evaluations for the Board of Directors, committees, and individual directors, and the Chair of the Nominating and Corporate Governance Committee reported the results to each committee, the full Board of Directors, and each individual director.
Certain Relationships and Related Transactions
          Since the beginning of the last fiscal year, we are aware of the following related party transactions between us and our directors, executive officers, 5% stockholders or their family members which require disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.
•	Christopher Cigarran, Vice President of Employer Market, is the son of Chairman Thomas G. Cigarran and received aggregate cash compensation of approximately $491,000 (consisting of salary, annual incentive award payment, and Capital Accumulation Plan distribution) during fiscal 2010. He also received equity awards as further disclosed on page 28.

•	Robert L. Chaput, who previously served as our Executive Vice President, Operations Services, but departed the Company in December 2008, is the spouse of Mary A. Chaput, Chief Financial Officer during fiscal 2010. Mr. Chaput and Ms. Chaput received aggregate cash compensation during fiscal 2010 of approximately $370,000 (consisting of severance) and $698,000 (consisting of salary, annual incentive award payment, Capital Accumulation Plan distribution, and Performance Cash award), respectively. During fiscal 2010, Ms. Chaput received equity awards commensurate with our other vice presidents who were direct reports to the CEO consistent with her job grade.
          Pursuant to its written charter, the Audit Committee reviews and either ratifies, approves or disapproves all “Interested Transactions,” which are generally defined to include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:
•	the aggregate amount involved exceeded, or will or may be expected to exceed, $120,000 in any calendar year;

•	the Company was, is or will be a participant; and

•	any Related Party had, has or will have a direct or indirect interest.
For purposes of the policy, a “Related Party” is any:
•	person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than 5% beneficial owner of the Company’s common stock;

•	immediate family member of any of the foregoing; or

•	firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
          In determining whether to approve or ratify an Interested Transaction under the policy, the Audit Committee considers the relevant information and facts available to it regarding the Interested Transaction and takes into account factors such as the Related Party’s relationship to the Company and interest (direct or indirect) in the transaction, the terms of the transaction and the benefits to the Company of the transaction. No director participates in the approval of an Interested Transaction for which he or she is a Related Party or otherwise has a direct or indirect interest.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
          Our Certificate of Incorporation provides for a staggered Board of Directors. Each director serves a three-year term or until his/her successor is elected and qualified. The directors to be elected at the 2011 Annual Meeting of Stockholders will serve until the Annual Meeting of Stockholders in 2014 (the “Class II” directors). Four directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2012 (the “Class III” directors), and three directors currently serving on the Board of Directors will continue to serve until the Annual Meeting of Stockholders in 2013 (the “Class I” directors).
          Unless contrary instructions are received, shares of our Common Stock represented by duly executed proxies will be voted in favor of the election of the nominees named below. If for any reason a nominee is unable to serve as a director, it is intended that the proxies solicited hereby will be voted for such substitute nominee as our Board of Directors may propose. The Board of Directors has no reason to expect that the nominees will be unable to serve, and therefore, at this time does not have any substitute nominees under consideration.
          A nominee for election must receive a plurality of the votes cast to be elected as a director. Stockholders have no right to vote cumulatively for directors, but rather each stockholder shall have one vote for each director for each share of Common Stock held by such stockholder.
          The following persons are the nominees for election to serve as Class II directors. All nominees are presently directors of the Company and were previously elected by the stockholders. Certain information relating to the nominees, which the individuals named have furnished to us, is set forth below. The Board of Directors recommends a vote FOR each nominee.

Class of Director;
Annual Meeting
	at Which	Background Information & Specific Skills,
Name of Director	Term Will Expire	Experience and Qualifications
Thomas G. Cigarran	II; 2014	Mr. Cigarran, 69, a founder of Healthways, has served as Chairman of the Company since August 1988 and as a director since 1981. Mr. Cigarran served as Chief Executive Officer of the Company from August 1988 to September 2003. Mr. Cigarran served as President of the Company from September 1981 to June 2001. Mr. Cigarran also serves on the Board of Directors of AmSurg Corp., where he served as CEO from 1993 to 1997 and as Chairman from 1997 to 2010. He has also served as a director of a number of public and private healthcare and non-healthcare companies.

Mr. Cigarran’s specific skills, experience, and qualifications to serve as a director of the Company include his extensive healthcare and general business experience and his historical knowledge of the Company. We believe Mr. Cigarran’s broad business leadership experience and historical knowledge of the Company provides our Board with invaluable

Class of Director;
Annual Meeting
	at Which	Background Information & Specific Skills,
Name of Director	Term Will Expire	Experience and Qualifications
executive management and strategic perspectives.

C. Warren Neel, Ph. D.	II; 2014	Dr. Neel, 72, has been a director of the Company since October 1991. Dr. Neel is currently Executive Director of the Center for Corporate Governance at the University of Tennessee. He served as the Commissioner of Finance and Administration for the State of Tennessee from July 2000 until February 2003. He served as Dean of the College of Business Administration at The University of Tennessee in Knoxville from 1977 to 2002. Dr. Neel is also a director of Saks, Inc. where he serves as Chair of the Audit Committee and as a member of the Governance Committee.

Dr. Neel’s specific skills, experience, and qualifications to serve as a director of the Company include his significant leadership experience in business. As Commissioner of Finance and Administration for the State of Tennessee, Dr. Neel served as the governor’s Chief Financial Officer managing a budget of over $20 billion. In his current position, Dr. Neel helped establish the Center for Corporate Governance at The University of Tennessee. Additionally, Dr. Neel’s academic research has been published in a variety of journals. Because of Dr. Neel’s strong business acumen and leadership in a variety of roles, we believe he enhances our Board’s understanding of complex financial data and management.

John W. Ballantine	II; 2014	Mr. Ballantine, 65, has been a director of the Company since June 2003. Mr. Ballantine served as Executive Vice President and Chief Risk Management Officer of First Chicago NBD Corporation from 1996 until 1998. He serves as a director of DWS Funds, where he is Chairman of the Equity Oversight Committee, and Portland General Electric, where he serves on the Compensation Committee and is Chairman of the Finance Committee. Mr. Ballantine also currently serves as a member of the Executive Network advisory board of Glencoe Capital, a private equity firm.

Mr. Ballantine’s specific skills, experience, and qualifications to serve as a director of the Company include his leadership as Executive Vice President and

Class of Director;
Annual Meeting
	at Which	Background Information & Specific Skills,
Name of Director	Term Will Expire	Experience and Qualifications
Chief Risk Management Officer of First Chicago NBD Corporation, in addition to his board leadership roles at a number of companies including Glencoe Capital, a private equity firm and DWS Funds, an asset management firm. We believe Mr. Ballantine’s experience at these firms enhances the Board’s understanding of the perspective of institutional investors.
          The following seven persons currently are members of the Board of Directors and will continue in their present positions after the Annual Meeting. The following persons are not nominees, and stockholders are not being asked to vote for them. Certain information relating to the following persons has been furnished to us by the individuals named, and we have also included the specific skills, qualifications, and experience of each of our directors.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information
Jay C. Bisgard, M.D.	III; 2012	Dr. Bisgard, 68, has been a director of the Company since June 2003. Dr. Bisgard served as Director of Health Services at Delta Air Lines, Inc. from January 1994 to April 2001. Prior to that, he served as the corporate medical director at Pacific Bell, GTE and ARCO. He retired from the U.S. Air Force in 1986 with the rank of colonel. He served as acting Deputy Assistant Secretary of Defense (Health Affairs) from 1981 to 1984. He is a fellow of the Aerospace Medical Association, the American College of Preventive Medicine, and the American College of Physician Executives.

Dr. Bisgard’s specific skills, experience, and qualifications to serve as a director of the Company include his over thirty years experience in the healthcare industry in both the private and public sectors, including serving as a director of a number of companies as well as serving as Deputy Assistant Secretary of Defense (Health Affairs). Dr. Bisgard is certified in aerospace medicine, and his primary interests have been in health policy and resource management. We believe his extensive career in the

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information
healthcare industry as well as his interests in health policy and resource management provides critical insight to our Board on both the historical and current trends within the healthcare industry.

Mary Jane England, M.D.	III; 2012	Dr. England, 72, has been a director of the Company since September 2004. Dr. England has served as President of Regis College in Weston, Massachusetts since July 2001. From 1990 to 2001, she served as President of the Washington Business Group on Health. Prior to 1990, she served as Vice President of Prudential Insurance Co., Associate Dean at the John F. Kennedy School of Government at Harvard, Commissioner of Social Services, and Associate Commissioner of Mental Health in Massachusetts. She serves on the board of directors of NSF International.

Dr. England’s specific skills, experience, and qualifications to serve as a director of the Company include her significant experience in the healthcare industry. For over ten years, Dr. England served as the President of the Washington Business Group on Health, which is a non-profit devoted to representing the interest of large employers on national health policy issues. Additionally, Dr. England serves on the board of NSF International, which is a non-profit involved in standards development, product certification, education and risk management for public health and safety. We believe Dr. England’s experience at the Washington Business Group on Health as well as in other positions provide our Board with unique insight on how the interests of companies within the healthcare industry are effectively represented.

John A. Wickens	III; 2012	Mr. Wickens, 54, has been a director of the Company since February 2007. He served as National Health Plan President of UnitedHealth Group from January 2004 to February 2006 and South Division President from September 2001 to December 2003. Prior to that time, he served in various capacities at UnitedHealth Group beginning in 1995. Mr. Wickens currently serves on the boards of directors of Cancer Support Community, U.S.A. Track & Field Foundation, and UnitedHealthcare Children’s Foundation.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information
Mr. Wickens’ specific skills, experience, and qualifications to serve as a director of the Company include his varied leadership roles at UnitedHealth Group, a diversified health and well-being company. We believe Mr. Wickens’ recent experience at UnitedHealth Group gives our Board insight in how other companies within the healthcare industry both manage and respond to the numerous challenges faced in the current economic and political climate.

William D. Novelli	III; 2012	Mr. Novelli, 69, has been a director of the Company since August 2009. He has served as a professor at the McDonough School of Business at Georgetown University since August 2009. From 2001 to 2009, he served as the Chief Executive Officer of AARP. Mr. Novelli currently serves on the board of directors of Campaign for Tobacco-Free Kids.

Mr. Novelli’s specific skills, experience, and qualifications to serve as a director of the Company are evidenced by his many years of executive leadership, most recently serving as the Chief Executive Officer of AARP, as mentioned above. Additionally, Mr. Novelli’s current leadership as chairman of the board of directors of the Campaign for Tobacco-Free Kids, a leader in fighting to reduce tobacco use and its consequences in the world, enhances our Board’s own understanding of how other organizations promote improved health and wellness, which is the core of the Company’s business.

William C. O’Neil, Jr.	I; 2013	Mr. O’Neil, 76, has served as a director of the Company since 1985. From 1989 to 1999, Mr. O’Neil was the Chairman, President and Chief Executive Officer of ClinTrials Research, Inc., a pharmaceutical research services company. Prior thereto, Mr. O’Neil was Chairman, President and Chief Executive Officer of International Clinical Laboratories, Inc., a national laboratory testing company. Mr. O’Neil is also a director of Advocat, Inc., where he serves as Chair of the Audit Committee and is a member of the Compensation Committee.

Mr. O’Neil’s specific skills, experience, and qualifications to serve as a director of the Company include his nearly ten years of leadership experience at ClinTrials Research, Inc., a global provider of

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information
preclinical and clinical research services to pharmaceutical, biotechnology and medical device clients. Additionally Mr. O’Neil’s service on a number of boards in the healthcare industry coupled with various other leadership roles he has held in the industry lends specific insight to our Board.

Ben R. Leedle, Jr.	I; 2013	Mr. Leedle, 50, has served as director of the Company since August 2003, as President of the Company since April 2011, and as Chief Executive Officer of the Company since September 2003. Mr. Leedle also served as President of the Company from May 2002 through October 2008. Mr. Leedle served as Chief Operating Officer of the Company from September 1999 to August 2003, Executive Vice President of the Company from September 1999 to May 2002, and as Senior Vice President of Operations from September 1997 to September 1999.

Mr. Leedle’s specific skills, experience, and qualifications to serve as a director of the Company include his nearly thirteen years of senior leadership experience at the Company. During this time Mr. Leedle has effectively led the Company through significant growth as well as managed the Company in the current economic environment. Additionally, Mr. Leedle has developed and overseen a talented group of senior executives. Given his extensive leadership experience and institutional knowledge of the Company we believe Mr. Leedle should serve as a director of the Company.

Alison Taunton-Rigby, Ph. D.	I; 2013	Dr. Taunton-Rigby, 66, has been a director of the Company since November 2005. From 2003 to 2010, Dr. Taunton-Rigby was the Chief Executive Officer of RiboNovix, Inc., a private biotechnology company. From 2001 to 2003, she served as the Chief Executive Officer of CMT, Inc., a private medical device company. From 1995 to 2000, Dr. Taunton-Rigby served as the Chief Executive Officer of Aquila Biopharmaceuticals, Inc., (Cambridge Biotech Corporation) a publicly-traded biotechnology company. She serves on the boards of directors of the Columbia RiverSource Funds and Abt Associates, where she serves as Chair of the Audit & Finance Committee. Dr. Taunton-Rigby also serves on the board of The Children’s Hospital, Boston.

Class of Director;
Annual Meeting
at Which
Name of Director	Term Will Expire	Background Information
Dr. Taunton-Rigby’s specific skills, experience, and qualifications to serve as a director of the Company include her position as Chief Executive Officer of a number of publicly traded healthcare companies and over 25 years of senior executive experience in the biotechnology industry. As noted above, Dr. Taunton-Rigby is the founder and Chief Executive Officer of RiboNovix, Inc., which seeks to discover and develop new anti-infectives. Dr. Taunton-Rigby also has significant experience on the boards of a variety of companies in the healthcare industry. We believe Dr. Taunton-Rigby’s entrepreneurial and leadership experience in the biotechnology industry coupled with her board experience at other healthcare companies and in the investment industry allows her to provide insight to our Board on the perspectives of other areas within the healthcare industry.

Executive Compensation
Compensation Discussion and Analysis
This section explains the compensation of our Named Executive Officers for fiscal 2010, who are:

Name	Position
Ben R. Leedle, Jr.	Chief Executive Officer
Mary A. Chaput	Vice President, Chief Financial Officer
Anne M. Wilkins	Vice President, Chief Strategy & Marketing Officer
Matthew E. Kelliher	President — International
Stefen F. Brueckner	President and Chief Operating Officer
Christopher T. Cigarran	Vice President, Employer Market
     At the end of fiscal 2010, there were a number of personnel changes to our Named Executive Officers. Ms. Chaput announced a planned retirement as our Chief Financial Officer effective December 31, 2010. Ms. Chaput will continue to be an employee of the Company through December 31, 2011 to assist with the transition of responsibilities and other projects as assigned. The Board has selected Alfred Lumsdaine to succeed Ms. Chaput as Chief Financial Officer effective January 1, 2011. In addition, the job position of Ms. Wilkins, Vice President, Chief Strategy and Marketing Officer, was eliminated in December 2010. After considering other roles within the Company, Ms. Wilkins chose to leave the Company effective December 31, 2010. The separation was treated as a termination without cause under her employment agreement. Finally, Mr. Brueckner, who has served as the Company’s President and Chief Operating Officer since October 2008, announced his planned transition to the role of Senior Advisor reporting to the Chief Executive Officer effective April 1, 2011. Mr. Leedle will resume the role of President in addition to his responsibilities as CEO. As part of the transition plan, Mr. Brueckner’s responsibilities as Chief Operating Officer were transferred to Thomas F. Cox. In connection with his job change from Vice President, Human Resources, to Vice President, Employer Market in August 2010, Mr. C. Cigarran was not serving as an executive officer of the Company as of December 31, 2010.
     Executive Summary. As the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being while reducing overall healthcare costs, Healthways is committed to making the world a healthier place, one person at a time. In pursuit of that mission, the Company seeks to attract, retain and motivate a team of talented, committed executives by providing an executive compensation program that rewards performance and aligns executive interests with those of its stockholders.
     Company performance during fiscal 2010 resulted in increased earnings per share of 12.1%1 on a 2.7%2 revenue decrease, excluding the impact of certain items that affected the comparability of the two years. This earnings increase occurred during a period of economic turbulence created by the business recession and the

[1]	Adjusted EPS for 2010 of $1.11 equals GAAP EPS of $1.36 less $0.37 per share attributable to a final settlement with The Centers for Medicare and Medicaid Services (“CMS”) and $0.07 per share attributable to an earn-out adjustment and investment gain, plus $0.20 per share attributable to restructuring charges. Adjusted EPS for 2009 of $0.99 equals GAAP EPS of $0.30 plus $0.73 per share attributable to lawsuit settlement costs, less $0.05 per share attributable to an investment gain. Figures do not add due to rounding.

[2]	Adjusted revenues of $698.0 million for 2010 equal GAAP revenues of $720.3 million less revenues of $22.3 million attributable to a final settlement with CMS.

uncertainty around healthcare reform and produced adjusted cash flow from operations of approximately $101 million3.
     Under the direction of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”), Healthways’ pay-for-performance philosophy is demonstrated through a compensation program that provides for the following:
•	Base salaries;

•	Short-term incentives based upon achieving earnings per share (“EPS”) targets; and

•	Long-term incentives where stock options are used to promote alignment with share price appreciation; restricted stock units are used to minimize stockholder dilution, increase executive retention and promote share price appreciation; and performance-based cash awards are used to align executive awards with Company financial goals.
     On an annual basis, the Committee defines performance targets for both the short- and long-term incentive plans. Following the end of the fiscal year, the Committee assesses executive compensation relative to the Company’s financial performance, annual budget and competitive market trends.
     The Committee believes that performance-based pay is key to our ability to achieve our financial objectives and meet the expectations of our stockholders. As such, a majority of the total target compensation set for the Named Executive Officers at the beginning of the fiscal year (excluding benefits and perquisites) is at risk. At risk compensation is performance-based and includes both the annual short-term incentive plan and the long-term incentive plan which consists of stock options, restricted stock units, and performance-based cash incentives. For Mr. Leedle, approximately 82% of his total target compensation was at risk for 2010. Although the percentage for other Named Executive Officers varied by officer, at least 70% of each officer’s total target compensation was at risk for 2010.
     Following are the key compensation-related decisions made for fiscal 2010:
•	Base Salary: The Committee adhered to the same base salary structure that was developed during 2009 as part of a comprehensive review of our overall compensation program. In accordance with our pay-for-performance philosophy and focus on long-term incentives, there were no increases to base salary for any executive officer who held his or her same position in 2010. In fact, there have been no base salary increases for this group since January 2009.

•	Short-Term Incentives: The Committee adhered to the same short-term incentive target methodology and plan design that was developed during the 2009 compensation review. As a result, short-term incentive targets, which are further described starting on page 26,did not change between fiscal 2009 and fiscal 2010 as the Committee believed such incentive targets were market competitive, established the appropriate level of annual pay at risk, and were appropriate to driving the achievement of annual performance goals.

The short-term incentive plan is not funded until pre-determined EPS targets are achieved, which resulted in a fiscal 2010 funding of approximately 42% of target, based on Company

[3]	Equals cash flow from operations of $72.9 million plus a $28.0 million repayment to CMS in connection with a final settlement.

performance. This represented an approximate reduction of 54% and 35% for the domestic and international short-term incentive plans, respectively, from the fiscal 2009 funding.

•	Long-Term Incentives: The long-term incentive plan consists of stock options, restricted stock units and a performance-based cash plan. The targets for the long-term incentive plan, which are further described starting on page 27 were either slightly reduced or remained the same between fiscal 2009 and fiscal 2010. This was consistent with the 2009 compensation review which suggested adjustments based on the competitive landscape. The Committee believes the plan components and targets provide a competitive balance of vehicles designed to align executive interests with stockholder interests, drive the achievement of performance goals and long-term financial success of the Company, establish a high level of pay at risk, and achieve specific objectives, as described on page 27 related to share price appreciation, minimizing stockholder dilution, increasing retention of high-performing executives, and aligning executive awards with the Company’s financial goals.

The vehicle mix for the 2010 award was adjusted to be more heavily weighted towards the performance-based cash plan, as described on page 27,due to limitations in the equity pool at the time of the annual equity grant in early 2010.

The award for the performance-based cash plan for the 2010 performance year equaled 100% of target based on the achievement of the pre-approved EPS target. In accordance with the retention objective of this plan, awards earned for 2010 will not vest until 2012 and 2013, respectively, for the 2009 grant and 2010 grant.

To enhance retention incentives, there was a one-time, discretionary equity grant, consisting of stock options and restricted stock units, awarded to key employees, as described on page 28. Employees who received this grant are not eligible for an annual equity-based award in 2011.

To ensure continued alignment of executive interests with those of stockholders, the Committee updated our stock ownership guidelines in 2010. Previously updated in August 2005, the stock ownership guidelines continue to be based on a multiple of base salary, but are now aligned with the long-term incentive targets established in 2009, mentioned above and described on page 31. In addition, the guidelines now apply to all shares granted, not just those granted after August 2005 as provided for in the previous ownership guidelines.

•	Other Compensation: There were no significant changes to the overall benefit plan offering in fiscal 2010. With the exception of a non-qualified deferred compensation plan (the “Capital Accumulation Plan”), generally available to all officers, there are no other special pension, health or death benefits available to executive officers, consistent with prior years.
     The Committee believes the executive compensation program is performance-based, competitive, clear in its design and objectives, and that it meets the needs of the Company and stockholders by rewarding executive officers when the Company achieves financial success. As discussed in further detail throughout the Compensation Discussion and Analysis, and based on Company performance in 2010, the Committee believes fiscal 2010 executive compensation was reasonable and appropriate.
     Role of Compensation Committee. The Compensation Committee of our Board sets and administers the policies that govern compensation of our executive officers, including:
•	Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.
     The Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value. Only independent directors serve on the Committee.
     Compensation Philosophy. The Committee reviews its compensation philosophy periodically and at least on an annual basis. The Committee has determined that the best course of action at this time is to align compensation with the unique talent and business needs of Healthways, without encouraging excessive or unnecessary risk-taking. We believe this is best accomplished through the following objectives:
•	To attract, retain and motivate talented executives by providing overall compensation that is performance-based, fair to the executives and the stockholders, and takes into consideration both individual and corporate performance;

•	To closely align the interests of executives with those of stockholders and the long-term interests of the Company through a significant share of total compensation based on long-term incentives, including both equity and operational performance-based cash plans; and

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget in a quality and sustainable manner — only if our publicly disclosed financial expectations are attained.
We use the following compensation vehicles to meet these objectives:
•	Base salaries;

•	Short-term incentives, based upon achieving pre-determined EPS targets, where the plan is not funded until financial targets are achieved; and

•	Long-term incentives where stock options and restricted stock units are the equity vehicles used along with a performance cash plan based upon the achievement of our financial performance and/or business goals. In order to focus our executives on the long-term sustainable performance of the business, a significant share of our compensation plans are focused on long-term incentives.
          The Committee reviews annually our executive compensation policies in light of our financial performance, annual budget, and the compensation policies of similar companies. The compensation of individual executives is then reviewed annually by the Committee in light of such executive’s performance and the Committee’s executive compensation policies for that year. The Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success.
          The Committee believes that as a result of our balance of short- and long-term incentives, our use of different types of equity compensation awards that provide a balance of incentives and our stock ownership guidelines, our compensation programs, including our executive compensation program, do not encourage our management or colleagues to take risks reasonably likely to have a material adverse effect on our business.
          Overview of Compensation Process. The Committee annually reviews the compensation of the CEO, the other executive officers and the direct reports to the CEO to ensure they are rewarded appropriately for their contributions to the Company. The Committee conducts this review and compensation determination through a comprehensive process involving a series of meetings typically occurring in the last quarter of the preceding year and the first quarter of the current year.
          Compensation Benchmarking Process. With respect to annual salary and the various short-term and long-term incentive awards available to the Named Executive Officers, the Committee considers the Company’s overall performance and the executives’ performance in determining the level of compensation to be awarded. In addition, as part of the executive compensation process, the Committee reviews the Named Executive Officers’ compensation in conjunction with external references to ensure that the level of compensation is appropriate. These external comparisons only provide a point of reference as the Committee does not use specific formulas to determine compensation levels reflecting the responsibilities of a particular officer position.
          The external references include commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations (collectively, the “Survey Reports”) and a proxy analysis that examines and compares various elements of the compensation of our senior management to that of a group of publicly-traded peer group companies.
          The Survey Reports cover a significant number of companies over a broad range of industries. For purposes of the Committee’s review, management provides information that combines and reflects market data from the Survey Reports. The Committee believes that the size of the business and scope of the executive officer’s responsibility are the most important external factors for analyzing compensation for executive officers. In establishing appropriate compensation targets for our executives, the Committee correlates business revenue and compensation across various industries to compare executives with responsibilities of similar size and scope.
          In addition to the Survey Reports, the Committee conducted a proxy analysis that consisted of the following publicly-traded peer group:

Allscripts Healthcare Solutions Inc	Heartland Payment Systems Inc
Amedisys Inc	Inventiv Health Inc
AMN Healthcare Services Inc	LHC Group Inc
Amsurg Corp	Odyssey Healthcare Inc
Cerner Corp / MOI	Psychiatric Solutions Inc
Chemed Corp	Res Care Inc / KY
Corvel Corp	Sun Healthcare Group Inc
CSG Systems International Inc	Sykes Enterprises Inc
Eclipsys Corp	Syntel Inc
Euronet Worldwide Inc	Teletech Holdings Inc
Fair Isaac Corp	Total System Services Inc
Gentiva Health Services Inc	WebMD Health Corp
Global Payments Inc
          Due to the relatively small number of publicly-traded direct competitors in our industry and the relative size of such competitors, the Committee believed that a pure industry peer group would not necessarily create a meaningful comparison group. Absent an industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size, growth and complexity are similar to the Company’s. As a result, the companies above were selected to provide a reference point for compensation comparison purposes because of their similarity to the Company in terms of size (based on revenues, market capitalization, number of employees, and/or operating income), industry classification, growth and financial performance and/or the existence of publicly available data. The Committee reviewed and reconfirmed the above list in November 2009.
          Role of External Consultants. As the compensation program was updated during 2009 with the assistance of Hewitt, a leading compensation consulting firm, the Committee chose to generally adhere to the guidance presented at that time and did not work with an external compensation consultant in 2010.
          Role of Management. As part of the compensation process, the Committee solicits the views and recommendations of our CEO when determining the compensation as well as the targets for performance-based compensation of each of our Named Executive Officers, given his insight into their key contributions and performance. The CEO summarizes his assessment of the performance for the previous year of each of his direct reports, including each of the Named Executive Officers, based on the established performance objectives that were previously approved by the Committee for that year. The CEO also provides his recommendations on any compensation adjustments for each of his direct reports, including each of the Named Executive Officers. Following the CEO’s presentation, the Committee meets to review and discuss the performance of each Named Executive Officer and recommend to the independent directors any compensation adjustments for each of the Named Executive Officers, based on such factors as the competitive compensation analysis, the CEO’s and the Committee’s assessment of individual performance, and the Company’s performance.
          Chief Executive Officer Compensation Determination. The process for determining any compensation adjustments for the CEO is similar to the process described above for our other Named Executive Officers, except that the CEO does not provide the Committee with a recommendation. The CEO presents a self-assessment of his performance during the year to the Committee based on the performance objectives previously approved by the Committee. For fiscal 2010, these performance objectives were based on maximizing stockholder value by meeting or exceeding revenue and earnings targets established by the Committee, maintaining our company culture, developing the Healthways brand, and planning effective short-, intermediate- and long-term strategies. During the first quarter of each fiscal year, the Committee meets in executive session to review the CEO’s performance for the previous year and discuss and recommend to the independent directors any compensation adjustment based on the competitive compensation analysis, its assessment of the CEO’s performance in light of the pre-approved performance objectives, the Company’s performance and the level of CEO compensation relative to our other Named Executive Officers.
          Compensation Decisions for Fiscal 2010. In determining the compensation for the Named Executive Officers for fiscal 2010, the Committee utilized the executive compensation structure established in 2009 as a guideline, together with its own assessment of (i) the performance, responsibilities, expectations and contribution of each Named Executive Officer with the assistance of management as described above, (ii) the competitiveness of the Company’s executive compensation and (iii) overall Company performance. In general, and based on the methodology described in the “Compensation Benchmarking Process” section, the Committee believes compensation levels for Named Executive Officers are market competitive. The specific analysis regarding the components of total executive compensation for fiscal 2010 is described in detail below.
          Base Salary. As discussed above, each year the Committee reviews and approves a revised annual salary plan for our Named Executive Officers, taking into account several factors, including prior year salary, responsibilities, performance against the individual objectives previously approved by the Committee, salaries paid by comparable companies for comparable positions, internal pay equity within the Company’s overall pay scale and the Company’s recent financial performance. In determining whether an increase in base compensation for the Named Executive Officers (other than the CEO) was appropriate for fiscal 2010, the Committee reviewed recommendations of and consulted with the CEO. The Committee determined on the basis of discussions with the CEO and the experience of its members in business generally, and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration the factors discussed above. Taking all of these factors into account, the Committee approved and recommended to the independent directors that there would be no base salary increases for any of the Named Executive Officers who were in the same position throughout the fiscal year, as illustrated below. This decision was primarily driven by the Company’s performance as well as the Committee’s belief that current base salaries are competitive, based on the results of the Compensation Benchmarking Process discussed earlier.

			Percentage
	Fiscal 2010 Base	Fiscal 2009 Base	Increase/
Name	Salary	Salary	Decrease
Ben R. Leedle, Jr.	$712,400	$712,400	0.0%
Mary A. Chaput	390,174	390,174	0.0%
Anne M. Wilkins	388,600	388,600	0.0%
Matthew E. Kelliher	366,950	366,950	0.0%
Stefen F. Brueckner	475,000	475,000	0.0%
Christopher T. Cigarran (1)	297,650	283,477	5.0%

(1)	Mr. Cigarran received a pay increase as a result of his job change to VP, Employer Market in August 2010.
          Annual Cash Incentive Plan Compensation. Short-term incentive awards are offered to the Named Executive Officers to align their annual compensation with the Company’s financial objectives for the current year.
          The fiscal 2010 short-term incentive plan was structured as a “self-funded” plan in that, upon achievement of a minimum level of earnings per share for our domestic business (“Domestic EPS”), a portion of incremental earnings went toward funding the short-term incentive pool. For fiscal 2010, our Named Executive Officers were eligible to begin earning cash bonuses once Domestic EPS exceeded our targeted Domestic EPS of $1.07 (excluding the impact of an earn-out adjustment and investment gain, a settlement with the Centers for Medicare and Medicaid Services, and restructuring activities completed during 2010). Based on actual Domestic EPS of $1.14, the short-term incentive pool was funded at 42% of target. The Committee chose Domestic EPS as the performance measure because it believes there is a strong correlation between Domestic EPS growth and growth in stockholder value. The Committee determined at the time it established the 2010 short-term incentive plan to exclude the impact of the Company’s international operations on the short-term incentive targets for domestic employees, as the international employees participate in a short-term incentive plan that is based solely upon performance of our international operations.
          The short-term incentive plan targets were established in 2009 following a comprehensive compensation program review. The Committee believes the targets are market competitive based on the Compensation Benchmarking Process discussed earlier and that they establish the appropriate level of annual pay at risk and drive the achievement of annual performance goals. For fiscal 2010, Mr. Leedle was eligible to receive a target award of 70% of base salary, Mr. Brueckner was eligible to receive a target award of 55% of base salary, and the remaining Named Executive Officers were eligible to receive a target award of 50% of their base salary for 2010. In the event that the Company substantially exceeded its performance objectives, the Named Executive Officers could receive awards in excess of such amounts. Based on

Company and individual performance in fiscal 2010, short-term incentives were paid to Named Executive Officers as follows:

	Fiscal 2010 Short-Term	Fiscal 2010
	Incentive Payment as a	Short-Term
Name	% of Base Salary	Incentive Payment
Ben R. Leedle, Jr.	29%	$209,944
Mary A. Chaput	18%	$69,812
Anne M. Wilkins	18%	$71,570
Matthew E. Kelliher	18%	$65,656
Stefen F. Brueckner	20%	$93,488
Christopher T. Cigarran	23%	$64,954
          Long-Term Incentive Compensation. As described above, one of our key compensation objectives is to provide long-term incentive compensation to strengthen and align the interests of our Named Executive Officers with the interests of our stockholders. In May 2010, the Company requested and received stockholder approval to amend and restate our 2007 Stock Incentive Plan (the “2007 Plan”) to increase the aggregate number of authorized shares available under the 2007 Plan due to the limited number of shares available for issuance following the last pool replenishment in February 2007. As a result of the limited number of available shares for grant under the 2007 Plan as of February 2010, when our annual equity grant was awarded, we sought to issue a meaningful grant while working within the constraints of our then available shares. To meet this objective, the Committee determined that long-term incentive compensation for 2010 for our Named Executive Officers should utilize a combination of stock options, restricted stock units and performance-based cash awards that was different from the vehicle mix utilized in fiscal 2009, which provided for a value of 25% stock options, 25% restricted stock units and 50% performance cash. By awarding a higher percentage of performance-based cash for the fiscal 2010 grant, the Company was able to maximize the shares available in the equity pool, which consisted of a limited number of stock options and a significantly limited number of restricted stock units, per the terms of the 2007 Plan. This resulted in a grant consisting of the vehicle mix indicated below.

		Approximate
		Percentage of
		Long-Term Incentive
Vehicle	Objective	Compensation
Stock options	Promote share price appreciation	35%
Restricted stock units	Increase executive retention, promote share price appreciation, and minimize stockholder dilution	8%
Performance-based cash awards	Align executive awards with the Company’s financial goals	57%
          The Committee believes that our long-term incentive compensation program is a key component of our retention strategy and is integral to our ability to achieve our performance goals. The Committee also believes this mix of long-term compensation will reduce the dilutive impact of equity grants to management compared to equity grants consisting solely of stock options.
          Long-term incentive awards are generally granted to eligible employees, including our Named Executive Officers, on an annual basis. These awards are typically made during the first fiscal quarter after the Committee has had the opportunity to review the full year results for the prior fiscal year and review the anticipated performance for the current fiscal year. In fiscal 2010, the annual long-term incentive award was granted on February 24, 2010. Awards are granted on the date of the Committee’s approval. For stock options, the exercise price is equal to the fair market value of the Company’s common stock on the date of the grant. The Committee may also approve additional equity-based awards in certain special circumstances, such as upon an officer’s initial employment with the Company, the promotion of an officer to a new position or in recognition of special contributions made by an officer.
          The aggregate grant date fair value of long-term incentive awards, which includes stock option awards, restricted stock units and performance-based cash awards, granted to the Named Executive Officers for 2010 was equal to 375% of base salary for Mr. Leedle, 220% of base salary for Mr. Brueckner, 200% of base salary for Ms. Chaput and 180% of base salary for each of the other Named Executive Officers. The long-term incentive award targets for each of the Named Executive Officers as a percentage of base salary were consistent with the long-term incentive guidelines approved by the Committee in 2009. For most of the Named Executive Officers, these targets were either slightly reduced or remained the same between fiscal 2009 and fiscal 2010. The fiscal 2009 targets were 390% for Mr. Leedle and 220% for the other Named Executive Officers, with the exception of Mr. C. Cigarran whose target was 150%. The adjustment to targets was completed following our compensation program review in late 2009 in accordance with competitive market practices based on the Compensation Benchmarking Process discussed earlier.
          The Committee believes the long-term incentive components and targets provide a competitive balance of vehicles designed to align executive interests with stockholder interests, drive the achievement of performance goals and long-term financial success of the Company, establish a high level of pay at risk, and achieve specific objectives, as defined above.
          Equity Awards. On February 24, 2010, non-qualified options for the purchase of the Company’s common stock and restricted stock units of the Company’s common stock were approved by the Committee and granted to our Named Executive Officers pursuant to the 2007 Plan, as amended. In addition to the equity awards granted in accordance with the guidelines indicated above, Mr. C. Cigarran received 15,000 stock options in August 2010 as a result of his job change to Vice President, Employer Market. Additionally, in December 2010, he received 75,000 stock options and 25,000 restricted stock units as part of a one time, discretionary equity grant awarded to key employees to enhance retention incentives. None of the other Named Executive Officers received a discretionary grant. Following are the equity awards granted to the Named Executive Officers in fiscal 2010:

	Number of Non-Qualified		Number of Restricted
	Stock Options Subject to		Stock Units Subject To
Name	Time-Based Vesting	Exercise Price (1)	Time-Based Vesting
Ben R. Leedle, Jr.	103,346	$15.44	13,790
Mary A. Chaput	30,188	$15.44	4,028
Anne M. Wilkins	27,059	$15.44	3,611
Matthew E. Kelliher	25,552	$15.44	3,409
Stefen F. Brueckner	40,426	$15.44	5,394
Christopher T. Cigarran	19,739	$15.44	2,634
	15,000 (2)	$13.85	—
	75,000 (3)	$9.96	25,000 (3)

(1)	The exercise price per share is equal to the fair market value of the common stock on the date of the grant.

(2)	One-time grant due to job change to VP, Employer Market

(3)	One-time discretionary equity grant to enhance retention incentives

          The nonqualified stock options and restricted stock units are subject to the terms of the 2007 Plan, as amended, and the individual award agreements. The Committee believes equity grants should be reflective of the long-term strategy of the Company and of market practices. To achieve this objective, a four-year graded vesting schedule was put in place for each equity award. Specifically, each option vests 25% per year on each anniversary of the grant date, has a ten-year term, and has an exercise price equal to the fair market value of our common stock at the time of the grant, as determined by the closing price of our common stock on the NASDAQ Global Stock Market on the grant date. Each restricted stock unit vests 25% per year on each anniversary of the grant date. The exception to this vesting schedule was the December 2010 one-time discretionary grant mentioned above which has a six-year vesting schedule. Specifically, each option vests 30% on the second anniversary of the grant date, 30% on the fourth anniversary of the grant date, and 40% on the sixth anniversary of the grant date. The restricted stock units vest 100% on the sixth anniversary of the grant date. Recipients of the one-time discretionary award are not eligible for an annual equity award in 2011.
          Generally, all equity awards granted to Named Executive Officers fully vest in the event of a Change in Control, death, disability or early or normal retirement (as defined in the 2007 Plan). In addition, as provided in the employment agreements of our Named Executive Officers (other than Mr. Kelliher), in the event of a termination without cause or resignation by the executive for good reason, the equity awards would accelerate and fully vest. For a detailed discussion of potential severance and change of control benefits, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 48 of this Proxy Statement.
          Prospective Performance Cash Awards. To further align Named Executive Officers’ compensation with long-term stockholder interests, in 2009 the Committee replaced the retrospective performance cash award, which is being phased out as described below, with a prospective performance cash award. The prospective performance cash award is a cash-based grant with three, forward-looking one-year performance periods and is granted pursuant to the 2007 Plan.
          Each one-year period provides the recipient with the opportunity to earn up to one-third of the total amount granted for that plan year, provided that certain EPS performance metrics pre-approved by the Committee are achieved. In the event that the Company exceeds its performance metrics, the Named Executive Officers could receive awards in excess of such amounts. Based on achievement of the performance metrics, the award earned by the grantee vests on the third anniversary of the grant date. As part of the Company’s retention strategy, actual payment of each plan year’s award is not made until the end of the three-year period based on the cumulative achievement of each one-year period.
          For the second year of the fiscal 2009 grant and the first year of the fiscal 2010 grant, the performance metric required for 100% funding was earnings per share of $1.07 (excluding the impact of an earn-out adjustment and investment gain, a settlement with the Centers for Medicare and Medicaid Services, and restructuring activities completed during 2010). Based on EPS achievement of $1.114, 100% of the cash award for the 2010 performance period was credited to participants. Based on plan provisions and Company achievement, the following awards were granted and earned during fiscal 2010:

[4]	Equals GAAP EPS of $1.36 less $0.37 per share attributable to a final settlement with CMS and $0.07 per share attributable to an earn-out adjustment and investment gain, plus $0.20 per share attributable to restructuring charges. Figures do not add due to rounding.

Prospective Performance Cash

		Fiscal 2009 Year Two	Fiscal 2010 Year One
	Fiscal 2010	Performance Period	Performance Period
Name	Grant	Award Earned	Award Earned
Ben R. Leedle, Jr.	$1,527,029	$477,398	$509,010
Mary A. Chaput	$446,047	$147,494	$148,682
Anne M. Wilkins	$399,823	$146,899	$133,274
Matthew E. Kelliher	$377,547	$138,715	$125,849
Stefen F. Brueckner	$597,322	$174,167	$199,107
Christopher T. Cigarran	$291,663	$73,064	$97,221
          Retrospective Performance Cash Awards. Following the work completed by Hewitt in 2009, the Committee determined that a prospective performance cash award (as discussed above), would better align the interests of our Named Executive Officers with those of our stockholders based on the achievement of objectives set forth at the beginning of each plan year. As such, in 2009 the Committee elected to replace the retrospective performance cash award, which was established in 2005 to supplement long-term equity incentive awards and was based on the Company’s EPS growth (excluding the impact of the long-term incentive awards) over a three-year look-back period, with the prospective performance cash award. A two-year sunset period was established for the retrospective performance cash award to recognize the period of time that would transpire before the prospective cash award reflected three years of performance. As such, fiscal 2010 was the final year of the retrospective performance cash program. Based on the average three-year growth in EPS for fiscal 2008 through 2010, there was no payout of retrospective performance cash for fiscal 2010.
          Long-Term Performance Award for Mr. Kelliher. The Committee believes Healthways’ international business represents a substantial growth opportunity for the Company. To properly align and incentivize Mr. Kelliher to develop the Company’s international business operations in a profitable manner, on September 29, 2006, the Company granted a long-term performance award to Mr. Kelliher (the “2006 Performance Award”) under the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”). This award provided Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four-year period beginning on September 1, 2006 and ending on August 31, 2010. The amount that Mr. Kelliher was eligible to earn under this award while employed as head of the Company’s international operations depended on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. Mr. Kelliher was eligible to earn a bonus with respect to each fiscal year within the four-year period. The maximum amount that Mr. Kelliher was eligible to earn during any fiscal year within the four-year performance period was $1,000,000. This is in addition to the long-term incentives he receives for being an executive officer. For the one-year period ending August 31, 2010, Mr. Kelliher earned a long-term performance award of $395,872 based upon achieving certain targets discussed above with respect to the Company’s international business operations.
          Earned amounts under the 2006 Performance Award totaling $1,370,969 vested on August 31, 2010 and were paid to Mr. Kelliher in December 2010.
          As consideration for this award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years following a termination of employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under this award will not be payable if Mr. Kelliher materially breaches any of these obligations.

          Upon expiration of the 2006 Performance Award, the Company granted a second long-term performance award to Mr. Kelliher (the “2010 Performance Award”) effective September 1, 2010 under the 2007 Plan, as amended. This 2010 Performance Award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business operations during the period beginning on September 1, 2010 and ending on December 31, 2012. The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) signed contracts with respect to new entities conducting business in a foreign country (“Signed Contracts”), (2) expanded or extended Contracts with respect to existing Company customers in foreign countries (“Expanded Contracts” and “Extended Contracts”), and (3) the Company’s net revenue derived from Signed, Expanded or Extended Contracts (collectively the “Contract Bonuses”). Mr. Kelliher may earn a growth award while employed as head of the Company’s international business that will depend on the Company’s international business’ projected 2013 revenue, as determined by the Company’s CEO as provided in the agreement (the “Growth Award”). Mr. Kelliher may also earn an Organizational Structure and Succession Planning bonus (the “OSSP Bonus”) while employed by the Company that will depend on the submission by Mr. Kelliher and approval by the Company’s CEO of an executable succession plan no later than March 31, 2011. Based on these factors, Mr. Kelliher earned the OSSP Bonus in March 2011 (see vesting and payment terms below). The maximum amount that Mr. Kelliher may earn during the term of the two-year performance period for the Contract Bonuses, the Growth Award and the OSSP Bonus is $5,000,000.
          Earned amounts for the Contract Bonuses vest upon the Company’s entering into a Signed, Expanded or Extended Contract and are eligible to be paid to Mr. Kelliher within 30 days of vesting. The Growth Award and the OSSP Bonus vest on December 31, 2012 based on continued eligible employment during the performance period and are eligible to be paid to Mr. Kelliher upon completion of the Company’s 2012 audited financial statements on a consolidated basis. Accelerated vesting will result if (1) Mr. Kelliher terminates employment due to disability, death, or an event that entitles him to severance benefits under his employment agreement, or (2) Mr. Kelliher remains an eligible employee on a Change in Control (as defined under the 2007 Plan) that will have a material adverse effect on the Company’s international business or a sale of the Company’s international business operations. Earned and vested amounts will be paid as soon as practicable following the vesting date or, if earlier, an event described in (2) above. For the four-month period ending December 31, 2010, Mr. Kelliher earned a long-term performance award of $150,000 based upon achieving certain targets discussed above with respect to the Company’s international business operations.
          As consideration for this award, Mr. Kelliher reaffirmed his two-year non-competition and non-solicitation obligations to the Company upon termination from employment with the Company. Mr. Kelliher also agreed that (1) otherwise earned and vested amounts under this award will not be payable if the Company terminates Mr. Kelliher’s employment for cause as defined by his employment agreement or Mr. Kelliher voluntarily terminates his employment with the Company; (2) he is no longer eligible to participate in any other Company domestic short-term or long-term incentive plan set forth in his employment agreement; and (3) he is not eligible for severance should the Company not renew his employment agreement beyond December 31, 2012.
          Stock Retention Guidelines. In May 2010, the Board of Directors amended the stock retention guidelines for officers. This was a result of an update to our broad-based compensation structure and to ensure continued alignment of officers’ interests with stockholders’ interests. As amended, the guidelines require officers to maintain a minimum ownership in the Company’s stock based on a multiple of their base salary equal to the amount of their long-term incentive award target (at least 3.75 times base salary for Mr. Leedle, 2.2 times base salary for Mr. Brueckner, 2 times base salary for Ms. Chaput and 1.8 times base salary for Mr. Kelliher, Ms. Wilkins and Mr. C. Cigarran). Officers must retain 75% of the net number of shares acquired (after payment of exercise price, if any, and taxes) upon the exercise of all stock options and vesting of all restricted stock units granted until they reach the required multiple of base salary. Officers who do not comply with the guidelines may not be eligible for future equity awards.

          Retirement Plans. The Committee believes that an important aspect of attracting and retaining qualified individuals to serve as Named Executive Officers involves providing methods for those individuals to save for retirement. As part of the 401(k) Plan, which is based on a calendar year, we have provided a matching contribution of 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary. The annual maximum participant voluntary salary contributions for calendar 2009 and 2010, as established by the Internal Revenue Service, was $16,500 during each year, plus a $5,000 “catch-up” contribution limit (only for those over 50 years old). Approximately 29% of the Company’s matching contribution is in the form of Company Common Stock. All matching Company contributions to the 401(k) Plan vest after five years of service with the Company and are payable pursuant to the provisions of the 401(k) Plan.
          Under the Company’s Capital Accumulation Plan, which is based on a calendar year, contributions are made to the Capital Accumulation Plan on behalf of certain employees and all of the Company’s officers, including the Named Executive Officers. For calendar 2010, those contributions were based on (a) a percentage of the participant’s voluntary salary deferrals into the Capital Accumulation Plan and (b) performance against targeted Company Domestic EPS for fiscal 2010 established by the Committee. For fiscal 2010, each participant was eligible to voluntarily defer up to 10% of base salary. The Company contribution related to the participant’s voluntary salary deferral was 52 cents for each dollar of the participant’s voluntary salary contributions up to 6% of base salary; provided, however, that the Company’s aggregate matching contribution to the participant’s accounts under the Capital Accumulation Plan and the 401(k) Plan cannot exceed 52% of 6% of the participant’s base salary for the plan year.
          With respect to the portion of the Capital Accumulation Plan contribution that is based on performance criteria for fiscal 2010 established by the Committee, participants were eligible to receive a Company contribution of between 0% and 10% of base salary for calendar 2010, based on the Company’s actual Domestic EPS as compared to the Domestic EPS target. In fiscal 2009, the high end of the contribution was established at 13.5%, but was reduced to 10% in fiscal 2010, which the Committee believes to be an appropriate competitive level for fiscal 2010. For fiscal 2010, the Domestic EPS target at which contributions began was set at $1.07 (excluding the impact of an earn-out adjustment and investment gain, a settlement with the Centers for Medicare and Medicaid Services, and restructuring activities completed during 2010). Awards were made based on performance criteria for the fiscal year ending December 31. The actual performance award under the Capital Accumulation Plan credited to participants, including the Company’s Named Executive Officers, for fiscal 2010 was an award of 10% of base salary earned during fiscal 2010.
          The Company’s contributions to the Capital Accumulation Plan vest equally over four years from the beginning of the plan year, and vested amounts are paid out upon the earliest of (1) one year following an officer’s termination of employment, (2) one year following normal or early retirement, (3) 90 days following death or disability, or (4) a date selected prior to the beginning of each Capital Accumulation Plan year by the officer, but in no event will this selected date be earlier than four years from the beginning of the Capital Accumulation Plan year. In certain instances, payments upon termination of service may be delayed six months pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. Capital Accumulation Plan account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year. The Capital Accumulation Plan is not funded and is carried as an unsecured obligation of the Company. Each of the Named Executive Officers participated in the Company’s Capital Accumulation Plan during fiscal 2010.
          Severance and Change in Control Benefits. The Committee believes that reasonable severance and change in control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time and are a product of a generally competitive recruiting environment within our industry. The Committee also believes that a change in control arrangement provides an appropriate level of security to an executive that will likely reduce the reluctance of that executive to pursue a change in control transaction that could be in the best interests of our stockholders. Although the Committee independently reviewed the potential severance and change in control payments in light of their reasonableness as part of negotiating the employment agreements with our Named Executive Officers, the Committee typically does not consider the value of potential severance and change in control payments when assessing annual compensation, as these payouts are contingent and have primary purposes unrelated to ordinary compensation matters. In connection with the amended and restated employment agreements entered into with the Named Executive Officers in December 2008 (Ms. Chaput, Mr. Kelliher, Mr. Leedle, and Ms. Wilkins), October 2008 (Mr. Brueckner) and August 2010 (Mr. C. Cigarran), the Committee assessed the reasonableness of the potential severance and change in control payments. For a detailed discussion of potential severance and change in control benefits as well as an estimate of the amounts that would have been payable had they been triggered as of the end of fiscal 2010, see “Potential Payments Upon Termination or Change in Control of the Company,” beginning on page 48 of this Proxy Statement.
          Perquisites and Other Benefits. The Company has previously paid relocation expenses, either in the form of reimbursement or a lump sum payment, to the Named Executive Officers who have relocated to the Nashville, Tennessee area in order to assume their positions with the Company and has made tax gross up payments to such officers to cover income tax associated with such payments. The Named Executive Officers are also eligible for benefits generally available to and on the same terms as the Company’s employees who are exempt for purposes of the Fair Labor Standards Act, including health insurance, disability insurance, dental insurance and life insurance.
          Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1.0 million to the CEO, Chief Financial Officer or any of the other three most highly compensated Named Executive Officers serving at the end of the fiscal year unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and approved by the Company’s stockholders. The Committee considered the impact of Section 162(m) in setting compensation for fiscal 2010 with the goal of providing for compensation that was deductible to the extent permitted while simultaneously providing compensation consistent with the Company’s philosophy. The Committee intends to structure performance-based compensation awarded in the future to Named Executive Officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The Committee, however, reserves the authority to award non-deductible compensation as deemed appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.
          Compensation Decisions for Fiscal 2011. In evaluating how best to implement the Company’s compensation philosophy for fiscal 2011, the Committee reviewed with management the Company’s overall compensation strategy. The Committee believes the Company’s overall compensation levels are competitive. As a result, the Committee has not provided base salary increases to any Named Executive Officers in 2011, or changed individual short- or long-term incentive targets from the levels established in fiscal 2010. The Committee determined that a long-term incentive compensation strategy utilizing a mix of stock options, restricted stock units and performance-based cash compensation as part of the Company’s overall compensation strategy continues to be a key component of the Company’s ability to attract, retain and motivate executive officers. Based on share availability in the 2007 Plan, as amended, the Committee has authorized a mix whose value consists of approximately 25% stock options, 25% restricted stock units and 50% performance-based cash awards, respectively, for all eligible executive officers for the fiscal 2011 annual grant. As previously noted, recipients of the one-time discretionary award in December 2010 are not eligible for an annual equity award in 2011.

          At the end of fiscal 2010, there were a number of personnel changes to our Named Executive Officers. Ms. Chaput announced a planned retirement as our Chief Financial Officer effective December 31, 2010. Ms. Chaput will continue to be an employee of the Company through December 31, 2011 to assist with the transition of responsibilities and other projects as assigned. The Board has selected Alfred Lumsdaine to succeed Ms. Chaput as Chief Financial Officer effective January 1, 2011. Mr. Lumsdaine has served as the Company’s Controller and Chief Accounting Officer since joining the Company in February 2002. In addition, the job position of Ms. Wilkins, Vice President, Chief Strategy and Marketing Officer, was eliminated in December 2010. After considering other roles within the Company, Ms. Wilkins chose to leave the Company effective December 31, 2010. The separation was treated as a termination without cause under her employment agreement. Finally, Mr. Brueckner, who has served as the Company’s President and Chief Operating Officer since October 2008, announced his planned transition to the role of Senior Advisor reporting to the Chief Executive Officer effective April 1, 2011. Mr. Leedle will resume the role of President in addition to his responsibilities as CEO. As part of the transition plan, Mr. Brueckner’s responsibilities as Chief Operating Officer were transferred to Thomas F. Cox.
          In connection with her agreement to continue as an employee of the Company, the Company entered into a Transition Employment Agreement (the “Transition Employment Agreement”) with Ms. Chaput. The Transition Employment Agreement includes an initial term of one year and provides for a transition salary of $100,000 in consideration of the transition services to be provided by Ms. Chaput as well as a potential completion bonus of $100,000 at the end of the initial one-year term. In addition, in consideration of Ms. Chaput’s agreement to terminate her previous employment agreement with the Company dated December 19, 2008, the Transition Employment Agreement provides for a base salary of approximately $390,000 for 18 months as well as vesting of her outstanding long-term incentive awards on December 31, 2010. In addition, upon execution of a full release of claims in favor of the Company, Ms. Chaput may elect to receive six additional months of base salary payable at regular payroll dates following the date of termination. In the event the Transition Employment Agreement is terminated for any reason, Ms. Chaput will be entitled to all compensation accrued under the Transition Employment Agreement through the date of termination. Ms. Chaput is generally subject to non-compete and non-solicitation covenants under her employment agreement for a period of 18 months following the date of termination of her employment with the Company.
Compensation Committee Report
The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Jay C. Bisgard, M.D., Chairman
Alison Taunton-Rigby, Ph.D.
C. Warren Neel, Ph.D.
Mary Jane England, M.D.
William Novelli

Compensation Committee Interlocks and Insider Participation
          During fiscal 2010, the Compensation Committee of the Board of Directors was composed of Drs. Bisgard, Neel, England, and Taunton-Rigby and Mr. Novelli. None of these persons has at any time been an officer or employee of the Company or any of the Company’s subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable Commission regulations.

Summary Compensation Table
          The following table provides information regarding the compensation during fiscal 2010, fiscal 2009, the four-month transition period ended December 31, 2008 (the “Transition Period” or “2008T”) and fiscal 2008 to the Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, as well as one additional highly compensated individual who was not serving as an executive officer of the Company as of December 31, 2010 (the “Named Executive Officers”).
          The Named Executive Officers were not entitled to receive payments that would be characterized as “Bonus” payments for fiscal 2010, fiscal 2009, the Transition Period or fiscal 2008. As described under “Compensation Discussion and Analysis,” there was an award payment that would be characterized as “Non-Equity Incentive Plan Compensation” made to the Named Executive Officers pursuant to the terms of the 2009 and 2010 Annual Incentive Award Plan. There were no such payments made to the Named Executive Officers pursuant to the terms of the 2008 Annual Incentive Award Plan.
          Based on the grant date fair value of equity incentives and the base salary of the Named Executive Officers, “Salary” accounted for approximately 24%, 28%, 31% and 29% of the total compensation of the Named Executive Officers in fiscal 2010, 2009, 2008T and 2008, respectively; equity-based incentive compensation accounted for 33%, 34%, 43% and 53% of total compensation in fiscal 2010, 2009, 2008T and 2008, respectively; and other compensation accounted for 43%, 38%, 26% and 18% of total compensation in fiscal 2010, 2009, 2008T and 2008; respectively.

								Change in
								Pension
								Value and
								Nonqualified
								Deferred
							Non-Equity	Compen-
					Stock	Option	Incentive Plan	sation	All Other
Name and			Salary		Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year		($)		($)	($)	($)	($)	($)		Total ($)
					(1)	(2)	(3)	(4)	(5)
Ben R. Leedle, Jr.	2010		$712,400		$212,918	$931,147	$1,196,352	$—	$95,636	(6)	$3,148,453

Chief Executive	2009		$712,400		$621,587	$724,579	$961,694	$—	$119,670	(6)	$3,139,930
Officer	2008	T	$237,240		$—	$—	$152,802	$4,516	$8,169	(6)	$402,727
	2008		$685,000		$625,849	$1,087,853	$318,167	$15,244	$75,672	(6)	$2,807,785

Mary A. Chaput	2010		$390,174		$62,192	$271,994	$365,988	$—	$57,644		$1,147,992

Vice President and	2009		$390,174		$249,889	$290,690	$342,889	$—	$84,696		$1,358,338
Chief Financial	2008	T	$129,990		$—	$—	$62,766	$2,147	$5,047		$199,950
Officer	2008		$375,167		$189,344	$333,198	$87,097	$7,220	$45,102		$1,037,128

Anne M. Wilkins	2010		$403,546	(11)	$55,754	$243,802	$351,743	$—	$830,001	(9)	$1,884,846

Vice President,	2009		$388,600		$249,114	$289,788	$330,638	$—	$129,328		$1,387,468
Strategy &	2008	T	$134,640		$—	$—	$61,917	$76	$19,135	(9)	$215,768
Marketing Officer

Matthew E. Kelliher	2010		$366,950		$52,635	$230,224	$876,092 (7)	$—	$70,534	(8)	$1,596,435

President,	2009		$366,950		$180,608	$210,536	$630,042 (7)	$—	$99,498	(8)	$1,487,634
International	2008	T	$120,593		$—	$—	$239,229 (7)	$1,641	$4,147		$365,610
	2008		$348,381		$182,798	$319,397	$391,625 (7)	$6,841	$35,772		$1,284,814

							Change in
							Pension
							Value and
							Nonqualified
							Deferred
						Non-Equity	Compen-
				Stock	Option	Incentive Plan	sation	All Other
Name and			Salary	Awards	Awards	Compensation	Earnings	Compensation
Principal Position	Year		($)	($)	($)	($)	($)	($)		Total ($)
				(1)	(2)	(3)	(4)	(5)
Stefen F. Brueckner	2010		$475,000	$83,283	$364,238	$466,762	$—	$68,773		$1,458,056

President and Chief	2009		$475,000	$—	$—	$426,699	$—	$83,039		$984,738
Operating Officer	2008	T	$65,783	$—	$1,126,024	$34,966	$—	$211,798	(10)	$1,438,571

Christopher T. Cigarran	2010		$288,383	$289,669	$722,198	$235,239	$—	$39,108		$1,574,597

Vice President, Employer Market

(1)	Reflects the aggregate grant date fair value of stock awards granted during the respective period.

(2)	Reflects the aggregate grant date fair value of option awards granted during the respective period. Assumptions used in the calculation of these fair value amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011.

(3)	Non-equity incentive plan compensation includes a prospective and retrospective performance cash plan, an annual incentive award plan, and a long-term performance award for Mr. Kelliher (see footnote 7 below).

For fiscal 2010, the amounts in the table represent the prospective performance cash award and the annual incentive award. For fiscal 2009, the amounts in the table represent the prospective performance cash award, the retrospective performance cash award, and the annual incentive award.

The prospective performance cash plan began in fiscal 2009 and consists of a cash-based grant with three, forward-looking one-year performance periods, as described more fully in “Compensation Discussion and Analysis”. The amounts in the table for fiscal 2010 represent the Named Executive Officers’ earnings for year one of the 2010 award and year two of the 2009 award, both of which were based on achievement of fiscal 2010 EPS in excess of targets, and will be paid in 2012 and 2013 for the 2009 award and 2010 award, respectively. The amounts in the table for fiscal 2009 represent the Named Executive Officers’ earnings for year one of the award, which were based on achievement of fiscal 2009 EPS in excess of targets, and will be paid in 2012.

There was no retrospective performance cash award in 2010. The retrospective performance cash award in 2009 was earned for fiscal 2007, 2008 and 2009 performance and was paid in 2010.

The annual incentive awards attributable to fiscal 2009 and fiscal 2010 were paid in 2010 and 2011, respectively. For fiscal 2010, fiscal 2009 and the Transition Period, the CEO was eligible to receive an award up to 70% of his base salary, the Company’s President and Chief Operating Officer was eligible to receive an award up to 55% of his base salary and the other Named Executive Officers were eligible to receive awards up to 50% of their base salary. Cash awards under these plans were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. Had our performance materially exceeded our targeted earnings per share and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence.

For the Transition Period (2008T), the amounts in the table represent the annual incentive awards only attributable to the transition period, which were paid in 2010.

For fiscal 2008, the amounts in the table represent the retrospective performance cash awards only as there were no annual incentive awards to executive officers for fiscal 2008 for the reasons described in the following paragraph. The retrospective performance awards were awarded in October 2008 for fiscal 2006, 2007 and 2008 performance.

Based on Domestic EPS for fiscal 2008, the Named Executive Officers did not earn any awards under the 2008 Annual Incentive Award Plan. For fiscal 2008, the CEO was eligible to receive an award up to 60% of his base salary, and the other Named Executive Officers were eligible to receive awards up to 45% of their base salary. Had our performance materially exceeded our targeted earnings per share and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence.

(4)	The amounts in this column represent the above-market portion of the Named Executive Officer’s earnings in our Capital Accumulation Plan. CAP account balances earn interest at a rate equal to the prevailing prime rate of interest plus 1% as of November 1 of each year for the succeeding calendar year.

Based on a prime rate of interest of 4.0% at November 1, 2008 and 3.25% at November 1, 2009, interest on the CAP account balances during fiscal 2009 and fiscal 2010 did not exceed 120% of the applicable federal long-term rate. Therefore, there was no above-market portion of earnings during fiscal 2009 or fiscal 2010.

Based on a prime rate of interest of 7.5% at November 1, 2007, interest on the CAP account balances during the Transition Period exceeded 120% of the applicable federal long-term rate. The above-market portion of earnings was calculated as the excess of the actual earnings during the Transition Period over what the earnings would have been using the applicable Federal long-term rate at November 1, 2007.

Based on a prime rate of interest of 8.25% and 7.5% at November 1, 2006 and 2007, respectively, interest on the CAP account balances during fiscal 2008 exceeded 120% of the applicable federal long-term rate. The above-market portion of earnings was calculated as the excess of the actual earnings during fiscal 2008 over what the earnings would have been using a weighted average of the applicable Federal long-term rate at November 1, 2006 and 2007.

(5)	The amount in this column reflects Company contributions to our Retirement Savings Plan (the “401(k) Plan”) and CAP, reimbursement for spousal travel (see footnote 8 below), relocation benefits, signing bonus on behalf of the Named Executive Officer, severance benefits (see footnote 9 below), and insurance premiums we paid with respect to life insurance for the benefit of the Named Executive Officer. With regard to the CAP, it includes Company matching contributions earned by the Named Executive Officer during the fiscal year on his/her deferrals to the CAP during that time as well as performance awards made to the CAP by the Company on behalf of the Named Executive Officer for that fiscal year’s financial performance. The table does not include medical benefits coverage and disability insurance that are offered through programs available to substantially all of our salaried employees.

For fiscal 2010, the table includes performance awards made to the CAP by the Company on behalf of the Named Executive Officers based on the Company’s 2010 Domestic EPS as compared to EPS targets set forth in the CAP. The amounts are as follows: Mr. Leedle ($71,240); Ms. Chaput ($39,017); Ms. Wilkins ($38,860); Mr. Kelliher ($36,695); Mr. Brueckner ($47,500); Mr. C. Cigarran ($28,838).

For fiscal 2009, the table includes performance awards made to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2009 based on the Company’s 2009 Domestic EPS as compared to EPS targets set forth in the CAP. The amounts are as follows: Mr. Leedle ($96,060); Ms. Chaput ($52,611); Ms. Wilkins ($52,461); Mr. Kelliher ($49,461); and Mr. Brueckner ($64,125).

As described under “Compensation Discussion and Analysis,” fiscal 2009 amounts also include payments for stock option shares tendered during the Company’s purchase of outstanding employee-granted stock options for all our Named Executive Officers with the exception of Mr. Leedle and Mr. Brueckner. The cash payments for shares tendered were as follows: Ms. Chaput ($16,165); Ms. Wilkins ($65,200); and Mr. Kelliher ($16,292).

For fiscal 2008, the table includes performance awards made to the CAP by the Company on behalf of the Named Executive Officers on December 31, 2008 based on the Company’s fiscal 2008 Domestic EPS as compared to EPS targets set forth for the CAP. The amounts were as follows: Mr. Leedle ($53,430); Ms. Chaput ($29,263); and Mr. Kelliher ($27,174).

(6)	Includes Company matching contributions of $18,844, $14,557, $4,568, and $14,075 earned by Mr. Leedle during fiscal 2010, 2009, 2008T and fiscal 2008, respectively, on his deferrals to the CAP during that time.

(7)	Per the terms of his 2006 Performance Award, Mr. Kelliher earned $395,872, $366,555, $200,338 and $308,204 during fiscal 2010, 2009, 2008T and fiscal 2008, respectively, based upon achieving certain targets with respect to the Company’s international business operations during this period. Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period from September 1, 2006 through August 31, 2010. Earned amounts vested on August 31, 2010. For a more detailed discussion of this award, see the “Employment Agreements” section of this Proxy Statement.

Per the terms of his 2010 Performance Award, Mr. Kelliher also earned a long-term performance award of $150,000 during fiscal 2010 based upon achieving certain targets discussed above with respect to the Company’s international business operations for the four-month period ending December 31, 2010. For a more detailed discussion of this award, see the “Employment Agreements” section of this Proxy Statement.

(8)	Includes reimbursement to Mr. Kelliher in the amount of $22,657 and $24,321 (of which $4,457 was gross-up for the payment of taxes), during fiscal 2010 and 2009, respectively, for expenses incurred by his spouse during business travel.

(9)	Includes a severance payment during fiscal 2010 in the amount of $777,200 in connection with Ms. Wilkins’ separation from the Company in accordance with the terms of her employment agreement, a reimbursement in the amount of $15,978 during 2008T for relocation expenses, and $10,259 earned by Ms. Wilkins during fiscal 2010 on her deferrals to the CAP during that time.

(10)	Includes a sign-on bonus to Mr. Brueckner in the amount of $211,617 during 2008T pursuant to his employment offer.

(11)	This amount differs from Ms. Wilkins’ base salary due to the fact that her final paycheck was accelerated to December 31, 2010 in connection with her separation from the Company on that date.
Grants of Plan-Based Awards in Fiscal 2010
          The following table sets forth the plan-based awards granted to the Company’s Named Executive Officers during fiscal 2010.

						All Other	All Other
		Estimated Possible Payouts				Stock	Option
		Under Non-Equity Incentive				Awards:	Awards:	Exercise	Grant Date
		Plan Awards				Number	Number of	or Base	Fair Value
		(1)				of Shares	Securities	Price of	of Stock
		Thresh-				of Stock	Underlying	Option	and Option
	Grant	old	Target		Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)		($)	(#)	(#)	($/Sh)	($)
						(8)	(8)
Ben R. Leedle, Jr.		$—	$498,680	(2)	(2)
Ben R. Leedle, Jr.		$—	$—	(3)	(4)
Ben R. Leedle, Jr.		$—	$1,527,029	(5)	$2,290,544 (6)
Ben R. Leedle, Jr.	2/24/10					13,790			$212,918
Ben R. Leedle, Jr.	2/24/10						103,346	$15.44	$931,147
Mary A. Chaput		$—	$195,087	(2)	(2)

							All Other	All Other
		Estimated Possible Payouts					Stock	Option
		Under Non-Equity Incentive					Awards:	Awards:	Exercise	Grant Date
		Plan Awards					Number	Number of	or Base	Fair Value
		(1)					of Shares	Securities	Price of	of Stock
		Thresh-					of Stock	Underlying	Option	and Option
	Grant	old	Target		Maximum		or Units	Options	Awards	Awards
Name	Date	($)	($)		($)		(#)	(#)	($/Sh)	($)
							(8)	(8)
Mary A. Chaput		$—	$—	(3)		(4)
Mary A. Chaput		$—	$446,047	(5)	$669,071	(6)
Mary A. Chaput	2/24/10						4,028			$62,192
Mary A. Chaput	2/24/10							30,188	$15.44	$271,994
Anne M. Wilkins		$—	$194,300	(2)		(2)
Anne M. Wilkins		$—	$—	(3)		(4)
Anne M. Wilkins		$—	$399,823	(5)	$599,735	(6)
Anne M. Wilkins	2/24/10						3,611			$55,754
Anne M. Wilkins	2/24/10							27,059	$15.44	$243,802
Matthew E. Kelliher		$—	$183,475	(2)		(2)
Matthew E. Kelliher		$—	$—	(3)		(4)
Matthew E. Kelliher		$—	$377,547	(5)	$566,321	(6)
Matthew E. Kelliher		$—	$545,872	(7)		(7)
Matthew E. Kelliher	2/24/10						3,409			$52,635
Matthew E. Kelliher	2/24/10							25,552	$15.44	$230,224
Stefen F. Brueckner		$—	$261,250	(2)		(2)
Stefen F. Brueckner		$—	$597,322	(5)	$895,983	(6)
Stefen F. Brueckner	2/24/10						5,394			$83,283

						All Other	All Other
		Estimated Possible Payouts				Stock	Option
		Under Non-Equity Incentive				Awards:	Awards:	Exercise	Grant Date
		Plan Awards				Number	Number of	or Base	Fair Value
		(1)				of Shares	Securities	Price of	of Stock
		Thresh-				of Stock	Underlying	Option	and Option
	Grant	old	Target		Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)		($)	(#)	(#)	($/Sh)	($)
						(8)	(8)
Stefen F. Brueckner	2/24/10						40,426	$15.44	$364,238
Christopher Cigarran		$—	$144,192	(2)	(2)
Christopher Cigarran		$—	$291,663	(5)	$437,495 (6)
Christopher Cigarran	2/24/10					2,634			$40,669
Christopher Cigarran	2/24/10						19,739	$15.44	$177,848
Christopher Cigarran	8/16/10						15,000	$13.85	$121,350
Christopher Cigarran	12/2/10					25,000			$249,000
Christopher Cigarran	12/2/10						75,000	$9.96	$423,000

(1)	Non-equity incentive plan awards include performance cash awards, annual incentive awards, and a long-term performance award (Mr. Kelliher only).

(2)	Under the 2010 Annual Incentive Award Plan, the CEO was eligible to receive an award up to 70% of his base salary for fiscal 2010, the President/Chief Operating Officer was eligible to receive an award up to 55% of his base salary for fiscal 2010, and the other Named Executive Officers were eligible to receive awards up to 50% of their base salary for fiscal 2010. Had our performance materially exceeded our targeted earnings per share for our domestic business and the Named Executive Officer met his or her individual goals and objectives, awards to Named Executive Officers could have exceeded the percentages set forth in the preceding sentence. Therefore, there is no maximum on the possible payout that could be earned for fiscal 2010. The portion of the amount shown in the “Target” column above that was earned by the Named Executive Officer is included as compensation in the Summary Compensation Table.

(3)	Under our retrospective performance cash plan for fiscal 2010, the Named Executive Officers were eligible to receive cash awards based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years, including fiscal 2010, times the executive’s average salary over that same period (our CEO is paid an amount equal to 2 times the performance cash award). Based on the average EPS growth over the last three fiscal years, the Named Executive Officers did not earn any cash awards under our retrospective performance cash plan for fiscal 2010.

(4)	There is no maximum amount that could be paid for fiscal 2010 since these retrospective performance-based awards are calculated based on our average EPS growth (excluding long-term incentive compensation) over the last three fiscal years.

(5)	As more fully explained in “Compensation Discussion and Analysis”, the prospective performance cash plan is a cash-based grant with three, forward-looking one-year performance periods. Each one-year period provides the recipient with the opportunity to earn up to one-third of the total amount granted for that plan year, provided that pre-established performance metrics are achieved. In the event that the Company exceeds its performance metrics, the Named Executive Officers could receive awards in excess of such amounts. For the fiscal 2010 grant, funding began upon achievement of low end of target performance metrics until 100% funding was achieved. Upon achieving the high end of target performance metrics, additional funding would occur. The amounts shown in the “Target” column above represent the full grants for fiscal 2010 to potentially be earned during three one-year performance periods (fiscal 2010, 2011, and 2012). One-third of the grant amount was earned by the Named Executive Officers during fiscal 2010 and is included as compensation in the Summary Compensation Table.

(6)	The maximum amount that could be earned for fiscal 2010 is 150% of the target.

(7)	Under the terms of a long-term performance award granted to Mr. Kelliher in September 2006 (the “2006 Performance Award”), more fully described in the “Employment Agreements” section below, Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period from September 1, 2006 through August 31, 2010 based upon achieving certain targets with respect to the Company’s international business operations. The maximum amount that Mr. Kelliher may earn during any fiscal year within this four-year performance period is $1,000,000. Earned amounts under the 2006 Performance Award vested on August 31, 2010 and were paid in December 2010.

In addition, on September 1, 2010, the Company granted a second long-term performance award to Mr. Kelliher (the “2010 Performance Award”) which is based on achieving certain targets with respect to the Company’s international business operations during the period from September 1, 2010 through December 31, 2012. The maximum amount that Mr. Kelliher may earn during this two-year performance period is $5,000,000. Earned amounts under the 2010 Performance Award generally vest upon entering into certain signed contracts or on December 31, 2012.

The target amount shown in the table above represents the actual amount earned by Mr. Kelliher under both the 2006 Performance Award and the 2010 Performance Award during fiscal 2010 and is reflected in the Summary Compensation Table.

(8)	Awards were granted under the 2007 Plan.
Compensation Programs for Fiscal 2010
          As reflected in the above Summary Compensation Table and Grants of Plan-Based Awards Table, the primary components of our fiscal 2010 compensation programs were base salary, short-term incentive plan compensation, equity awards, performance cash awards and awards under retirement plans. For a detailed discussion of each of these components, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at Fiscal 2010 Year-End
          The following tables provide information with respect to outstanding stock options and restricted stock units held by the Named Executive Officers as of December 31, 2010.

	OPTION AWARDS
		Number
		of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised		Option
	Option	Options	Options		Exercise	Option
	Grant	(#)	(#)		Price	Expiration
Name	Date	Exercisable	Unexercisable		($)	Date
Ben R. Leedle, Jr.	10/8/01	150,000	—		$11.58	10/8/11
	8/27/02	200,000	—		7.24	8/27/12
	8/27/03	300,000	—		17.51	8/27/13
	8/24/04	300,000	—		26.33	8/24/14
	8/24/05	335,798	—		43.44	8/24/12
	10/2/06	39,599	—		42.69	10/2/13
	10/8/07	—	42,721	(1)	55.01	10/8/14
	2/12/09	27,106	81,318	(2)	11.57	2/12/19
	2/24/10	—	103,346	(2)	15.44	2/24/20

Mary A. Chaput	10/1/01	90,000	—		$11.58	10/1/11
	8/27/02	100,000	—		7.24	8/27/12
	8/27/03	40,000	—		17.51	8/27/13
	8/24/04	25,000	—		26.33	8/24/14
	2/12/09	43,498 (3)	—		11.57	2/12/19
	2/24/10	30,188 (3)	—		15.44	2/24/20

Anne M. Wilkins	2/12/09	43,363 (4)	—		$11.57	4/1/11
	2/24/10	27,059 (4)	—		15.44	4/1/11

Matthew E. Kelliher	8/24/04	25,000	—		$26.33	8/24/14
	2/12/09	7,876	23,628	(2)	11.57	2/12/19
	2/24/10	—	25,552	(2)	15.44	2/24/20

Stefen F. Brueckner	10/31/08	112,500	112,500	(2)	$10.10	10/31/15
	2/24/10	—	40,426	(2)	15.44	2/24/20

Christopher Cigarran	6/11/01	1,800	—		$9.32	6/11/11
	10/8/01	1,200	—		11.58	10/8/11
	8/27/02	1,200	—		7.24	8/27/12
	8/27/03	1,200	—		17.51	8/27/13
	10/1/03	2,100	—		21.54	10/1/13
	8/24/04	1,050	—		26.33	8/24/14
	2/12/09	6,649	19,945	(2)	11.57	2/12/19
	2/24/10	—	19,739	(2)	15.44	2/24/20
	8/16/10	—	15,000	(2)	13.85	8/16/20
	12/2/10	—	75,000	(5)	9.96	12/2/20

(1)	Award vests on the fourth anniversary of the date of grant.

(2)	Award vests 25% per year beginning one year after the date of grant.

(3)	The vesting of these awards was accelerated to December 31, 2010 in connection with Ms. Chaput’s retirement from the Company.

(4)	The vesting of these awards was accelerated to December 31, 2010 in connection with Ms. Wilkins’ separation from the Company in accordance with the terms of her employment agreement.

(5)	Award vests 30% on December 31, 2012, 30% on December 31, 2014 and 40% on December 31, 2016.

STOCK AWARDS
Market
Number of	Value of
Shares or	Shares or
Units of	Units of
Stock	Stock That	Stock That
Award	Have Not	Have Not
Grant	Vested	Vested
Name	Date	(#)	($)
(8)
Ben R. Leedle, Jr.	10/8/07	11,377	(6)	$126,967
2/12/09	40,293	(7)	449,670
2/24/10	13,790	(7)	153,896

Mary A. Chaput	—	—	(9)	—	(9)

Anne M. Wilkins	—	—	(10)	—	(10)

Matthew E. Kelliher	10/8/07	3,323	(6)	$37,085
2/12/09	11,707	(7)	130,650
2/24/10	3,409	(7)	38,044

Stefen F. Brueckner	2/24/10	5,394	(7)	$60,197

Christopher Cigarran	10/8/07	2,045	(6)	$22,822
2/12/09	9,916	(7)	110,663
2/24/10	2,634	(7)	29,395
12/2/10	25,000	(11)	279,000
(6)	Award vests on the fourth anniversary of the date of grant.

(7)	Award vests 25% per year beginning one year after the date of grant.

(8)	Market value was calculated by multiplying the number of restricted stock units in the previous column that have not vested as of December 31, 2010 times the closing bid price of our Common Stock on The NASDAQ Global Select Market on December 31, 2010.

(9)	The vesting of outstanding stock awards was accelerated to December 31, 2010 in connection with Ms. Chaput’s retirement from the Company.

(10)	The vesting of outstanding stock awards was accelerated to December 31, 2010 in connection with Ms. Wilkins’ separation from the Company in accordance with the terms of her employment agreement.

(11)	Award vests on the sixth anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2010
          The following table provides information on stock option exercises and restricted stock units that vested on behalf of our Named Executive Officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
		(1)
Ben R. Leedle, Jr.	56,250	$601,546	23,269	$330,452
Mary A. Chaput	—	—	32,160 (2)	387,195
Anne M. Wilkins	—	—	45,142 (3)	531,399
Matthew E. Kelliher	—	—	6,995	98,674
Stefen F. Brueckner	—	—	—	—
Christopher Cigarran	—	—	5,648	80,437

(1)	Value realized on exercise was calculated by multiplying the number of options exercised by the difference between the market price at exercise and the exercise price of the options.

(2)	The vesting of outstanding stock awards was accelerated to December 31, 2010 in connection with Ms. Chaput’s retirement from the Company.

(3)	The vesting of outstanding stock awards was accelerated to December 31, 2010 in connection with Ms. Wilkins’ separation from the Company in accordance with the terms of her employment agreement.
Nonqualified Deferred Compensation in Fiscal 2010
          Our Capital Accumulation Plan, which is based on a calendar year, is a nonqualified deferred compensation plan that allows highly compensated employees, including the Named Executive Officers, to defer up to 10% of their base salary. For a further discussion of the CAP, please see the “Compensation Discussion and Analysis” section beginning on page 20.

          The following table shows the activity in the CAP for each Named Executive Officer for fiscal 2010 as well as the ending balance as of December 31, 2010.

				Aggregate
	Executive			Withdrawals/	Aggregate
	Contributions	Registrant	Aggregate	Distributions in	Balance
	in Last Fiscal	Contributions in	Earnings in	Last Fiscal	at Last
	Year	Last Fiscal Year	Last Fiscal	Year	Fiscal Year-
Name	($)	($)	Year ($)	($)	End ($)
	(1)	(2)	(3)
Ben R. Leedle, Jr.	$71,240	$90,084	$18,704	$145,418	$580,360
Mary A. Chaput	$39,017	$43,547	$9,464	$67,251	$293,204
Anne M. Wilkins	$38,860	$49,119	$7,116	$—	$242,032
Matthew E. Kelliher	$—	$36,695	$6,250	$—	$188,061
Stefen F. Brueckner	$47,500	$56,715	$6,610	$—	$241,937
Christopher Cigarran	$5,670	$30,458	$3,328	$24,123	$114,000

(1)	These amounts are included in the Summary Compensation table in the “Salary” column.

(2)	These amounts were contributed to the CAP in fiscal 2011 but are attributable to fiscal 2010. They are included in the Summary Compensation table in the “All Other Compensation” column for fiscal 2010. The Company’s contributions to the CAP vest equally over four years.

(3)	Amounts represent the Named Executive Officer’s earnings during the period on balances in the CAP. The earnings during fiscal 2010 were not above market, and therefore, no portion of the earnings in this column is included in the Summary Compensation table.
Employment Agreements
          We have amended and restated employment agreements with Mr. Leedle, Ms. Chaput and Ms. Wilkins that each began on December 19, 2008, and an employment agreement with Mr. Brueckner that began on October 11, 2008. We had an amended and restated employment agreement with Mr. C. Cigarran that began in January 2009. Mr. C. Cigarran assumed a different position with the Company in August 2010 and executed a new employment agreement, which modified only Mr. C. Cigarran’s annual base salary from $283,486 to $297,650. Except for Mr. C. Cigarran’s agreement, which is for a continuous term of sixteen months, all of the employment agreements have a continuous term of two years. The agreements provide for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under each employment agreement is subject to annual review and may be increased by the Board of Directors, or a committee thereof, as it may deem advisable. Under the agreements, short-term incentive plan awards, if any, and long-term incentive awards will be determined by the Board of Directors, or a committee thereof comprised solely of independent directors. The agreements also provide for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement. Ms. Wilkins’ agreement with the Company was terminated effective December 31, 2010. Details of the severance payments made to Ms. Wilkins in fiscal year 2010 are set forth in the “Summary Compensation Table” of this Proxy Statement.

          We have an amended and restated employment agreement with Mr. Kelliher that began on December 10, 2008 terminating effective December 31, 2012 unless terminated earlier as provided by the agreement. The agreement provides for an annual base salary as well as participation in all benefit plans maintained by the Company for officers. Base salary payable under the agreement is subject to annual review and may be increased by the Board of Directors or the CEO in its/his discretion. The agreement also provides for potential severance and change of control benefits, which are discussed in detail under “Potential Payments Upon Termination or Change in Control of the Company” of this Proxy Statement.
          On September 29, 2006, the Company granted a long-term performance award to Mr. Kelliher (the “2006 Performance Award”) under the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”). This award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four-year period beginning on September 1, 2006 and ending on August 31, 2010. The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. Mr. Kelliher may earn a bonus with respect to each fiscal year within the four-year period. The maximum amount that Mr. Kelliher may earn during any fiscal year within the four-year performance period is $1,000,000.
          Earned amounts vested on August 31, 2010 and were paid to Mr. Kelliher in December 2010. As consideration for this award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years after terminating employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under this award will not be payable if Mr. Kelliher materially breaches any of these obligations.
          Upon expiration of the 2006 Performance Award, the Company granted a second long-term performance award to Mr. Kelliher (the “2010 Performance Award”) effective September 1, 2010, under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). This 2010 Performance Award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into Signed Contracts, Expanded Contracts or Extended Contracts with respect to foreign countries during the two-year period beginning on September 1, 2010 and ending on December 31, 2012. The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) signed contracts with respect to new entities conducting business in a foreign country (“Signed Contracts”), (2) expanded or extended Contracts with respect to existing Company customers (“Expanded Contracts” and “Extended Contracts”), and (3) the Company’s net revenue derived from Signed, Expanded or Extended Contracts (collectively the “Contract Bonuses”). Mr. Kelliher may earn a growth award while employed as head of the Company’s international business that will depend on the Company’s international business’ projected 2013 revenue as determined by the Company’s CEO as provided in the agreement (the “Growth Award”). Mr. Kelliher may also earn an Organizational Structure and Succession Planning bonus (the “OSSP Bonus”) while employed by the Company that will depend on the submission by Mr. Kelliher and approval by the Company’s CEO of an executable succession plan no later than March 31, 2011. Based on these factors, Mr. Kelliher earned the OSSP Bonus in March 2011 (see vesting and payment terms below). The maximum amount that Mr. Kelliher may earn during the term of the two-year performance period for the Contract Bonuses, the Growth Award and the OSSP Bonus is $5,000,000.
          Earned amounts for the Contract Bonuses vest upon the Company’s entering into a Signed, Expanded or Extended Contract and are eligible to be paid to Mr. Kelliher within 30 days of vesting. The Growth Award and the OSSP Bonus vest on December 31, 2012 based on continued eligible employment during the performance period and are eligible to be paid to Mr. Kelliher upon completion of the Company’s

2012 audited financial statements on a consolidated basis. Accelerated vesting will result if (1) Mr. Kelliher terminates employment due to disability, death, or an event that entitles him to severance benefits under his employment agreement, or (2) Mr. Kelliher remains an eligible employee on a Change in Control (as defined under the 2007 Plan) that will have a material adverse effect on the Company’s international business or a sale of the Company’s international business operations. Earned and vested amounts will be paid as soon as practicable following the vesting date or, if earlier, an event described in (2) above.
          As consideration for this award, Mr. Kelliher reaffirmed his two-year non-competition and non-solicitation obligations to the Company upon termination from employment with the Company. Mr. Kelliher also agreed that (1) otherwise earned and vested amounts under this award will not be payable if the Company terminates Mr. Kelliher’s employment for cause as defined by his employment agreement or Mr. Kelliher voluntarily terminates his employment with the Company; (2) he is no longer eligible to participate in any other Company domestic short-term or long-term incentive plan set forth in his employment agreement; and (3) he is not eligible for severance should the Company not renew his employment agreement beyond December 31, 2012.
Potential Payments Upon Termination or Change in Control of the Company
          All of the Company’s Named Executive Officers have employment agreements, which contain restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12 to 24 months thereafter. The agreements provide that employment may be terminated at any time by the mutual written agreement of the Company and the executive. The Named Executive Officers’ employment (excluding Mr. Kelliher) can also be terminated for any of the following reasons. Please see below for further information regarding Mr. Kelliher’s employment agreement.
1)	Involuntary for Cause — the Board, upon recommendation of the CEO, both acting in good faith, may at any time terminate employment of an executive by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:
a.	continued failure of the executive to substantially perform his/her duties after written notice and failure to cure within sixty days;

b.	conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage executive’s ability to effectively perform her duties;

c.	theft or dishonesty by executive;

d.	intoxication while on duty; or

e.	willful violation of Company policies and procedures after written notice and failure to cure within thirty days.
2)	Involuntary without Cause — the executive may be terminated by the Board upon recommendation of the CEO at any time by delivery of a written notice of termination to the executive.

3)	Voluntary without Good Reason — the executive may terminate employment at any time by delivery of a written notice of resignation to the Company no less than 60 days and no more than 90 days prior to the effective date of the executive’s resignation.

4)	Voluntary for Good Reason — the executive may resign by delivery of a written notice of resignation to the Company within 60 days of an occurrence of any of the following events:
a.	a material reduction in the executive’s base salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title), title, or responsibilities;

b.	a requirement by the Company to relocate the executive to a location that is more than 25 miles from the location of the executive’s current office; or

c.	a change in control that results in a change in his/her employment agreement with adverse effects in his/her status; or

d.	a material reduction in the Executive’s title, or a material and adverse change in Executive’s status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive’s status and responsibilities.
5)	Involuntary without Cause or Voluntary for Good Reason within 12 Months of a Change in Control — the executive may terminate employment within twelve months of a change in control without cause or for good reason.

Change in Control is defined as (i) when any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1932, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business), (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of the directors of the Company immediately prior to such transaction, or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;

6)	Disability — the executive’s employment may end by written notice by either the executive or the Company upon written notice to the other party when:
a.	the executive suffers a physical or mental disability entitling the executive to long-term disability benefits under the Company’s long-term disability plan, if any, or

b.	in the absence of a Company long-term disability plan, the executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.
7)	Death.
          Mr. Kelliher’s employment agreement contains restrictive provisions relating to the use of confidential information, competing against the Company and soliciting any customers or employees of the Company during the term of employment and for a period of 12-24 months thereafter. The agreement provides that employment may be terminated at any time by the mutual written agreement of the Company and Mr. Kelliher. Mr. Kelliher’s employment can also be terminated for any of the following reasons:

1)	Involuntary for Cause by Company — the Company may at any time terminate employment of executive by delivery of a written notice of termination to the executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following:
a.	intoxication while on duty;

b.	theft or dishonesty;

c.	conviction of a crime involving moral turpitude;

d.	upon written notice to Mr. Kelliher, there is a failure to cure within thirty days any willful and continued neglect or gross negligence by him in the performance of his duties as an officer; or

e.	upon written notice to Mr. Kelliher which specifies in reasonable detail the violation thereof, there is a failure to cure within thirty days any violation of any Company policy or code of conduct.
2)	Involuntary without Cause by Company — the Company may at any time terminate Mr. Kelliher’s without cause by:
a.	providing written notice to Mr. Kelliher; or

b.	providing Mr. Kelliher with an Expiration Notice;
Expiration Notice is defined as written notice to terminate Mr. Kelliher’s agreement on or before sixty days prior to the Expiration Date of his employment agreement.

3)	Voluntary without Cause by Mr. Kelliher — Mr. Kelliher may terminate his employment at any time by:
a.	providing sixty days written notice to the Company; or

b.	delivery of a written notice within twelve months following the occurrence of a Change in Location (mandatory relocation to a site more than 25 miles from where Mr. Kelliher principally performs his job responsibilities) within the first twenty-four months of his agreement, a Change of Control or Change in Responsibility or by Officer in the event the Company breaches any provision of his agreement. Upon Mr. Kelliher’s written notice of resignation, the Company shall have sixty days to rescind such event, terminating his right to end his employment.
Change of Control is defined as:
c.	a transaction or series of transactions (occurring within 24 months of each other) in which all or any substantial (defined as more than 50% of the assets of the Company) portion of Company assets have been acquired through a merger, business combination, purchase or similar transaction by any entity or person, other than an entity controlled by the Company; or

d.	a transfer or series of transfers (occurring within 24 months of each other) in which securities representing control of the Company (“control” being defined as greater than 50% of the outstanding voting power of the outstanding securities of the Company) are acquired by or otherwise are beneficially owned, directly or indirectly, by any corporation, person or “group” (as defined by Section 13(d)(3) of the Securities Exchange Act of 1934).
Change in Responsibility is defined as:
a.	a material diminution in duties and responsibilities; or

b.	the assignment of duties and functions materially inconsistent with Mr. Kelliher’s title and duties as set forth in his agreement, in either case without Mr. Kelliher’s written consent.
4)	Disability — any physical or mental illness resulting in (a) Mr. Kelliher’s being absent from his duties hereunder on a full time basis for more than 90 consecutive days; or (b) Mr. Kelliher’s being absent from his duties hereunder for more than 120 days in any consecutive six-month period; or (c) a determination by the Board of Directors that Mr. Kelliher is permanently and totally disabled from performing his duties.
5)	Death.
          Following are the potential payments to be made by the Company to each of the Named Executive Officers upon termination or a change in control of the Company. These benefits are in excess of those usually provided to salaried employees. The payment amounts assume an effective termination date of December 31, 2010. These amounts include earnings through December 31, 2010 and are estimates of compensation that would be paid to the Named Executive Officers at the time of termination. The exact amounts of compensation can only be determined on the actual date that each executive separates from the Company.
          Vested equity and CAP balances are payable at the time of termination. Except for Mr. Leedle and Ms. Chaput, none of the Named Executive Officers were eligible for normal or early retirement at December 31, 2010 based on such definitions in the equity award agreements and the CAP plan document.
          In addition to the Company compensation outlined in the tables below, third party insurance companies will provide life insurance and disability benefits if the executives separate for reasons of death or disability. If the Named Executive Officers had terminated as of December 31, 2010 due to death as a result of natural causes, the beneficiaries for Mr. Leedle, Ms. Chaput, Ms. Wilkins, Mr. Kelliher, Mr. Brueckner and Mr. C. Cigarran would have received $1,462,400, $750,000, $1,527,200, $1,733,900, $1,750,000 and $1,488,250, respectively, in a lump sum payout from a third party insurance provider. In the event of an accidental death, the beneficiaries for Mr. Leedle and Mr. Kelliher would have each received an additional $1,000,000 in a lump sum payout from a third party insurance provider. If the Named Executive Officers had terminated as of December 31, 2010 due to disability, each of the Named Executive Officers would have been entitled to receive a monthly benefit of $12,000 until age 67. This benefit could be offset by other sources of income, such as Social Security or other disability benefits. In addition, if in connection with a change in control of the Company compensation to or for the benefit of the executives from the Company constitutes an “excess parachute payment” under section 280G of the Internal Revenue Code (IRC), the Company shall pay the executives a cash sum equal to the amount of excise tax due under section 4999 of the IRC. This provision does not apply to Mr. Kelliher.

Ben R. Leedle, Jr., Chief Executive Officer
          The following table shows the potential payments upon termination or a change in control of the Company for Mr. Leedle.

	Involuntary Without				Voluntary
	Cause or Voluntary		Involuntary		Without Good
	For Good Reason		For Cause		Reason
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$1,424,800	(1)	$—		$27,400	(2)
Group Medical Benefits	32,680	(3)	—		628	(2)
Annual Incentive Award (4)	209,944		—		—
Performance Cash	1,463,806	(5)	—		—
Stock Options	—	(6)	—		—
Restricted Stock Units	730,533	(6)	—		—
Capital Accumulation Plan	490,275	(7)	—		—
Additional Severance (8)	356,200		356,200		—

Total	$4,708,238		$356,200		$28,028

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$1,424,800	(1)	$1,424,800	(9) (1)	$—
Group Medical Benefits	32,680	(3)	32,680	(9) (3)	—
Annual Incentive Award (4)	209,944		209,944		209,944
Performance Cash	1,463,806	(5)	1,463,806	(5)	1,463,806	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	730,533	(6)	730,533	(6)	730,533	(6)
Capital Accumulation Plan	490,275	(7)	490,275	(7)	490,275	(7)
Additional Severance (8)	356,200		356,200	(9)	—

Total	$4,708,238		$4,708,238		$2,894,558

(1)	Represents 24 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 24 months following the executive’s termination.

(4)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 70% of his base salary. Had the

Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid in March 2011.

(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $414,541 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
Mary A. Chaput, Vice President and Chief Financial Officer
          The following table shows the potential payments upon termination or a change in control of the Company for Ms. Chaput.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 12/31/10		on 12/31/10	on 12/31/10
Cash Severance	$585,261	(1)	$—	$15,007	(2)
Group Medical Benefits	7,983	(3)	—	205	(2)
Annual Incentive Award (4)	69,812		—	—
Performance Cash	443,670	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	—	(6)	—	—
Capital Accumulation Plan	249,656	(7)	—	—
Additional Severance (8)	195,087		195,087	—

Total	$1,551,469		$195,087	$15,212

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$585,261	(1)	$585,261	(9) (1)	$—
Group Medical Benefits	7,983	(3)	10,644	(9) (3)	—
Annual Incentive Award (4)	69,812		69,812		69,812
Performance Cash	443,670	(5)	443,670	(5)	443,670	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	—	(6)	—	(6)	—	(6)
Capital Accumulation Plan	249,656	(7)	249,656	(7)	249,656	(7)
Additional Severance (8)	195,087		195,087	(9)	—

Total	$1,551,469		$1,554,130		$763,138

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 50% of her base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid in March 2011.

(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The vesting of Ms. Chaput’s equity awards was accelerated to December 31, 2010 in connection with her retirement from the Company, and therefore, they are not reflected in the table above. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $249,656 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
Anne Wilkins, Vice President, Strategy and Marketing
          The following table shows the potential payments upon termination or a change in control of the Company for Ms. Wilkins.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 12/31/10		on 12/31/10	on 12/31/10
Cash Severance	$582,900	(1)	$—	$14,946	(2)
Group Medical Benefits	24,328	(3)	—	624	(2)
Annual Incentive Award (4)	71,570		—	—
Performance Cash	427,072	(5)	—	—
Stock Options	—	(6)	—	—
Restricted Stock Units	—	(6)	—	—
Capital Accumulation Plan	192,913	(7)	—	—
Additional Severance (8)	194,300		194,300	—

Total	$1,493,083		$194,300	$15,570

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$582,900	(1)	$582,900	(9) (1)	$—
Group Medical Benefits	24,328	(3)	32,438	(9) (3)	—
Annual Incentive Award (4)	71,570		71,570		71,570
Performance Cash	427,072	(5)	427,072	(5)	427,072	(5)
Stock Options	—	(6)	—	(6)	—	(6)
Restricted Stock Units	—	(6)	—	(6)	—	(6)
Capital Accumulation Plan	192,913	(7)	192,913	(7)	192,913	(7)
Additional Severance (8)	194,300		194,300	(9)	—

Total	$1,493,083		$1,501,193		$691,555

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 50% of her base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid to Ms. Wilkins on December 31, 2010.

(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The vesting of Ms. Wilkins’ equity awards was accelerated to December 31, 2010 in connection with her separation from the Company, and therefore, they are not reflected in the table above. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital

Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $192,913 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
Matthew E. Kelliher, President, International
          The following table shows the potential payments upon termination or a change in control of the Company for Mr. Kelliher.

				Voluntary	Voluntary
	Involuntary		Involuntary	Without Good	Within 12 Months of a
	Without Cause		For Cause	Reason	Change in Control
	on 12/31/10		on 12/31/10	on 12/31/10	on 12/31/10
Cash Severance	$366,950	(2)	$—	$—	$366,950	(2)
Group Medical Benefits	15,507	(3)	—	—	15,507	(3)
Annual Incentive Award (1)	65,656		—	—	65,656
Performance Cash	403,280	(4)	—	—	403,280	(4)
Stock Options	—		—	—	—	(5)
Restricted Stock Units	—		—	—	205,779	(5)
Capital Accumulation Plan	—		—	—	151,366	(6)
Long-Term Performance Award	150,000	(7)	—	—	150,000	(7)
Life Insurance Premiums	4,419	(8)	—	—	4,419	(8)

Total	$1,005,812		$—	$—	$1,362,957

	Voluntary
	For Good Reason		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$366,950	(2)	$366,950	(2)(9)	$—
Group Medical Benefits	15,507	(3)	15,507	(3)(9)	—
Annual Incentive Award (1)	65,656		65,656		65,656
Performance Cash	403,280	(4)	403,280	(4)	403,280	(4)
Stock Options	—		—	(10)	—	(10)
Restricted Stock Units	—		205,779	(10)	205,779	(10)
Capital Accumulation Plan	—		151,366	(6)	151,366	(6)
Long-Term Performance Award	150,000	(7)	150,000	(7)	150,000	(7)
Life Insurance Premiums	4,419	(8)	4,419	(8)(9)	—

Total	$1,005,812		$1,362,957		$976,081

(1)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 50% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid in March 2011.

(2)	Represents 12 months of executive’s base salary to be paid monthly following the executive’s termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination.

(4)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(5)	Upon a change in control, all unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(6)	Upon a change in control, or because of disability or death, all amounts contributed by the Company to the CAP for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $118,130 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(7)	Represents long-term performance awards granted during fiscal 2010 based upon achieving certain targets with respect to the Company’s international business operations during that time. Following a termination without just cause, upon a change in control, for good reason within 12 months of a change in responsibility, for breach by the Company, or because of disability or death, any unvested long-term performance awards shall vest.

(8)	Although life insurance coverage cannot be provided following the executive’s termination under the terms of the group insurance plan, the Company will pay to executive the equivalent amount of the Company’s contribution to the premiums for life insurance coverage for a period of 12 months, calculated as the amount contributed by the Company for life insurance coverage for other officers of the Company during this time.

(9)	Although not reflected in this table, these amounts would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.

(10)	Following a termination because of disability or death, unvested equity awards granted on or after October 8, 2007 shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

Stefen F. Brueckner, President and Chief Operating Officer
          The following table shows the potential payments upon termination or a change in control of the Company for Mr. Brueckner.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 12/31/10		on 12/31/10	on 12/31/10
Cash Severance	$712,500	(1)	$—	$18,269	(2)
Group Medical Benefits	15,508	(3)	—	398	(2)
Annual Incentive Award (4)	93,488		—	—
Performance Cash	547,441	(5)	—	—
Stock Options	119,250	(6)	—	—
Restricted Stock Units	60,197	(6)	—	—
Capital Accumulation Plan	185,222	(7)	—	—
Additional Severance (8)	237,500		237,500	—

Total	$1,971,106		$237,500	$18,667

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$712,500	(1)	$712,500	(9) (1)	$—
Group Medical Benefits	15,508	(3)	20,677	(9) (3)	—
Annual Incentive Award (4)	93,488		93,488		93,488
Performance Cash	547,441	(5)	547,441	(5)	547,441	(5)
Stock Options	119,250	(6)	119,250	(6)	119,250	(6)
Restricted Stock Units	60,197	(6)	60,197	(6)	60,197	(6)
Capital Accumulation Plan	185,222	(7)	185,222	(7)	185,222	(7)
Additional Severance (8)	237,500		237,500	(9)	—

Total	$1,971,106		$1,976,275		$1,005,598

(1)	Represents 18 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 18 months following the executive’s termination. For termination due to disability, represents 24 months of premiums.

(4)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 55% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met his individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid in March 2011.

(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $146,112 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
Christopher T. Cigarran, Vice President, Employer Market
          The following table shows the potential payments upon termination or a change in control of the Company for Mr. C. Cigarran.

	Involuntary Without			Voluntary
	Cause or Voluntary		Involuntary	Without Good
	For Good Reason		For Cause	Reason
	on 12/31/10		on 12/31/10	on 12/31/10
Cash Severance	$297,650	(1)	$—	$11,448	(2)
Group Medical Benefits	21,625	(3)	—	624	(2)
Annual Incentive Award (4)	64,954		—	—
Performance Cash	243,349	(5)	—	—
Stock Options	90,000	(6)	—	—
Restricted Stock Units	441,880	(6)	—	—
Capital Accumulation Plan	83,542	(7)	—	—
Additional Severance (8)	148,825		148,825	—

Total	$1,391,825		$148,825	$12,072

	Involuntary Without
	Cause or Voluntary For
	Good Reason
	Within 12 Months of a
	Change in Control		Disability		Death
	on 12/31/10		on 12/31/10		on 12/31/10
Cash Severance	$297,650	(1)	$297,650	(9) (1)	$—
Group Medical Benefits	21,625	(3)	21,625	(9) (3)	—
Annual Incentive Award (4)	64,954		64,954		64,954
Performance Cash	243,349	(5)	243,349	(5)	243,349	(5)
Stock Options	90,000	(6)	90,000	(6)	90,000	(6)
Restricted Stock Units	441,880	(6)	441,880	(6)	441,880	(6)
Capital Accumulation Plan	83,542	(7)	83,542	(7)	83,542	(7)
Additional Severance (8)	148,825		148,825	(9)	—

Total	$1,391,825		$1,391,825		$923,725

(1)	Represents 12 months of executive’s base salary to be paid at regular payroll dates following the executive’s termination. Following a change in control, the payments may be paid in a lump sum no later than sixty days following the date of termination or periodically at regular payroll dates at the executive’s election.

(2)	For termination by the executive without good reason, the executive is entitled to base salary and benefits through the next payroll date following termination.

(3)	Represents the Company’s portion of premiums for group medical benefits to be paid for 16 months following the executive’s termination. For termination due to disability, represents 16 months of premiums.

(4)	Based on EPS for fiscal 2010, the executive earned an award under the 2010 Annual Incentive Award Plan. Cash awards under this plan were based upon a comparison of our actual EPS and targeted earnings per share as approved by the Compensation Committee at the beginning of the fiscal year, as well as meeting certain individual qualitative goals and objectives. For fiscal 2010, the executive was eligible to receive an award up to 50% of his base salary. Had the Company’s performance materially exceeded our targeted earnings per share for our domestic business and the executive met her individual goals and objectives, awards to the executive could have exceeded the percentages set forth in the preceding sentence. No additional bonus amounts would be paid during the severance period. The fiscal 2010 Annual Incentive Award was paid in March 2011.

(5)	Represents amounts earned under the Company’s performance-based cash incentive plan, which includes the earned amount for year one of the 2010 award and years one and two of the 2009 award. With the exception of the accelerated vesting due to the termination events described in the table, the prospective performance cash award vests on the third anniversary of the grant date.

(6)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, unvested equity awards shall vest and become exercisable. The values in the table are based upon the difference between the 4:00 p.m. closing bid price of the Company’s Common Stock on The NASDAQ Global Select Market on December 31, 2010 of $11.16 per share and the exercise price of the awards, including only those awards whose exercise price was below the market price on December 31, 2010. Restricted stock units have an exercise price of zero.

(7)	Following a termination without cause, for good reason, without cause or for good reason within twelve months of a change in control, or because of disability or death, all amounts contributed by the Company to the Capital Accumulation Plan (CAP) for the benefit of the executive shall vest. The amount in the table above reflects the executive’s aggregate CAP balance as of December 31, 2010, of which $57,465 was vested, and excludes Company contributions attributable to fiscal 2010 as they were not made until fiscal 2011. The remaining portion was unvested at December 31, 2010 but would vest upon termination by the executive.

(8)	Assumes execution of full release of claims in favor of the Company. Represents six months of the executive’s base salary to be paid at regular payroll dates following the executive’s termination (or in a lump sum in the case of a change in control at the executive’s election).

(9)	Although not reflected in this table, this amount would be reduced by any disability insurance payments paid by the insurance company to the executive as a result of the executive’s disability. In the event of disability, the executive would receive $12,000 per each month of disability from the insurance company until reaching age 67.
Director Compensation
          Outside Directors each receive a $50,000 annual cash retainer as well as $1,000 for each non-regularly scheduled meeting attended at which action is taken, regardless of length. Additionally, the Audit Committee chair receives an annual retainer of $25,000, and the Compensation Committee and Nominating and Corporate Governance Committee chairs each receive an annual retainer of $20,000. Audit Committee members receive an annual retainer of $7,500, and Compensation Committee and Nominating and Corporate Governance Committee members receive an annual retainer of $6,000, provided that each Outside Director who participates on at least two committees will receive minimum annual cash compensation of $100,000 (from shareholder meeting to shareholder meeting). In addition, Outside Directors who had served as directors of the Company for at least 12 months were granted $100,000 in equity awards on the date of the 2010 Annual Meeting of Stockholders, the value of which consisted of 50% stock options and 50% restricted stock units. On the date of the 2011 Annual Meeting of Stockholders, each director will be granted $100,000 in equity awards consisting of a value of 50% stock options and 50% restricted stock units. Equity awards to Outside Directors during fiscal 2010 were granted pursuant to our 2007 Stock Incentive Plan.
          In addition to the cash retainer and equity awards discussed above, committee chairs receive $4,500 for each Audit Committee meeting attended and $2,500 for each Compensation Committee or Nominating and Corporate Governance Committee meeting attended. Other Outside Directors receive $2,500 for each committee meeting attended.
          Mr. Cigarran is paid $175,000 in cash per year for serving as Chairman of the Board. In addition, he receives the equivalent equity compensation awarded to Outside Directors, as determined by the Nominating and Corporate Governance Committee. He receives no other additional compensation for his service on the Board of Directors or attendance at any Board or committee meetings.

          The following table summarizes the compensation to each member of the Board of Directors during fiscal 2010. Mr. Leedle receives no additional compensation, as such, for serving as a member of the Board of Directors.

		Fees Earned
		or
		Paid in		Option	All Other
		Cash	Stock Awards	Awards	Compensation	Total
Name	Year	($)	($)	($)	($)	($)
			(1)	(2)
Thomas G. Cigarran	2010	$175,000	$49,999	$50,011	$—	$275,010
John W. Ballantine	2010	145,500	49,999	50,011	—	245,510
Jay C. Bisgard, M.D.	2010	126,500	49,999	50,011	—	226,510
Mary Jane England, M.D.	2010	107,500	49,999	50,011	—	207,510
L. Ben Lytle	2010	—	—	—	104,167 (3)	104,167
C. Warren Neel, Ph.D.	2010	112,500	49,999	50,011	—	212,510
William C. O’Neil, Jr.	2010	106,000	49,999	50,011	—	206,010
William D. Novelli	2010	93,500	—	—	—	93,500
Alison Taunton-Rigby, Ph.D.	2010	99,000	49,999	50,011	—	199,010
John A. Wickens	2010	106,000	49,999	50,011	—	206,010

(1)	Reflects the aggregate grant date fair value of stock awards granted during fiscal 2010. The grant date fair value of stock awards granted to the Outside Directors during fiscal 2010 was $14.18 per award. The following directors had stock awards outstanding as of December 31, 2010: Mr. Cigarran (3,526); Mr. Ballantine (3,526); Dr. Bisgard (3,526); Dr. England (3,526); Dr. Neel (3,526); Mr. O’Neil (3,526); Dr. Taunton-Rigby (3,526); and Mr. Wickens (3,526).

(2)	Reflects the aggregate grant date fair value of option awards granted during fiscal 2010. The grant date fair value of stock options granted to the Outside Directors during fiscal 2010 was $8.28 per option. Assumptions used in the calculation of these amounts are disclosed in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2011. The following directors had option awards outstanding as of December 31, 2010: Mr. Cigarran (316,686); Mr. Ballantine (61,040); Dr. Bisgard (61,040); Dr. England (41,040); Dr. Neel (46,040); Mr. O’Neil (46,040); Mr. Novelli (15,000); Dr. Taunton-Rigby (36,040); and Mr. Wickens (31,040).

(3)	Amount reflects fees paid to Mr. Lytle for consulting services provided to us during fiscal 2010 pursuant to a Consulting Agreement between the Company and Rincon Advisors, LLC, dated October 11, 2006, which ended in May 2010. Mr. Lytle was a director of the Company through the date of the 2010 Annual Meeting of Stockholders but did not stand for re-election to the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.
          Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to us, we believe that during fiscal 2010, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
          The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the Securities and Exchange Commission’s rules.
          The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will review the voting results in connection with their ongoing evaluation of our compensation philosophy and compensation decisions.
          As described more fully under the “Compensation Discussion and Analysis” section beginning on page 20, the Compensation Committee sets and administers the policies that govern compensation of our executive officers, including:
•	Annually evaluating the performance of the CEO and other executive officers and recommending to the independent directors of the Board the compensation level, including short- and long-term incentive compensation, for each such person based on this evaluation;

•	Reviewing and recommending for approval to the Board any changes in executive officer incentive compensation plans and equity-based plans; and

•	Reviewing and approving all equity-based compensation plans of the Company and granting equity-based awards pursuant to such plans.
          The Committee seeks to assure that compensation paid to the executive officers is fair, reasonable and competitive, and is linked to increasing long-term stockholder value. Only independent directors serve on the Committee.
          The Committee believes that our compensation strategies are aligned with our compensation philosophy and Company culture, which places significant value on highly-performing individuals, and that those strategies are effective in promoting individual responsibility for collective long-term success. The Committee further believes that the design of our compensation strategy aligns employee behavior with our shareholder’s interests. Please see “Compensation Discussion and Analysis” beginning on page 20 for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our Named Executive Officers.
          We are asking our stockholders to vote on the following resolution:
          RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.
The Board of Directors recommends a vote FOR advisory approval of the resolution set forth above.

PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
          In accordance with the requirements of the Dodd-Frank Act and the related rules of the Securities and Exchange Commission, we are providing our stockholders with the opportunity to cast an advisory vote on whether advisory votes on executive compensation should be held every one, two or three years. This advisory vote on the frequency of the say-on-pay vote is not binding on the Company’s Board of Directors. However, the Board will take into account the voting results when considering the frequency of future say-on-pay votes.
          While the Board believes that the Compensation Committee and the Board are in the best position to determine executive compensation, the Board appreciates and values stockholders’ views. Our Board believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. A triennial approach provides regular input by stockholders, while allowing time to evaluate the effects of the Company’s pay program on performance over a longer period. This approach complements our goal to create a compensation program that enhances long-term shareholder value. As described in the section titled “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve short-term and long-term corporate goals that enhance shareholder value. To facilitate the creation of long-term, sustainable shareholder value, certain of our compensation awards are contingent upon successful completion of multi-year performance and service periods.
          A triennial vote will provide shareholders the ability to evaluate our compensation program over a time period similar to the periods associated with our compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company. In addition, a triennial approach provides the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The Board believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term interests and goals of the Company.
          Stockholders are being asked to vote on the following resolution:
          RESOLVED, that the stockholders of Healthways determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:
Choice 1 — every three years;
Choice 2 — every two years;
Choice 3 — every year; or
Choice 4 — abstain from voting.
The choice among the four choices included in the resolution which receives the highest number of votes will be deemed the choice of the stockholders. The Board recommends a vote FOR A TRIENNIAL FREQUENCY (i.e., CHOICE 1 —EVERY THREE YEARS) for which stockholders shall have an advisory vote on the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the four choices included in the resolution set forth above.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          Under the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, the NASDAQ listing standards, and our Audit Committee Charter, as amended, the Audit Committee has the sole responsibility and authority to appoint our independent auditors. The Audit Committee, comprised of independent members of the Board of Directors, appointed Ernst & Young LLP, an independent registered public accounting firm, to be our independent auditors for the fiscal year ending December 31, 2011. Although ratification by stockholders is not a prerequisite to the Audit Committee’s appointment of Ernst & Young LLP, the Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and therefore, as a matter of good corporate governance, requests stockholder ratification of this action. In taking this action, the Audit Committee considered the qualifications of Ernst & Young LLP, the past performance of Ernst & Young LLP since its retention in 2002, its independence with respect to the services to be performed and its qualifications and general adherence to professional auditing standards. We have been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to questions by the stockholders.
          If the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee is not obligated to appoint other independent public accountants, but will reconsider the appointment. However, even if the appointment of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accountant at any time during fiscal 2011 if it determines that such a change would be in the best interests of us and our stockholders.
          Each of the Audit Committee and the Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Principal Accounting Fees and Services
          The aggregate fees billed for each of the last two fiscal years for professional services rendered to us by our principal accountant are shown in the table below.

	Fiscal Year Ended	Fiscal Year Ended
Type of Service	December 31, 2010	December 31, 2009
Audit Fees	$729,840	$766,700
Audit-Related Fees (1)	1,995	1,975
Tax Fees (2)	73,940	72,285
Total	$805,775	$840,960

(1)	Audit-Related Fees included subscription fees to an online research tool.

(2)	Tax fees included review of federal tax return and tax consultation.
          The Audit Committee has considered and concluded that the provision of the non-audit services is compatible with maintaining auditor independence.
          The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young LLP, its independent registered public accounting firm. The Audit Committee may delegate its responsibility to pre-approve services to be performed by its independent registered public accounting firm to one or more of its members, but the Audit Committee may not delegate its pre-approval authority to management.
          Under these policies, the Audit Committee pre-approves the use of audit and audit-related services following approval of the independent registered public accounting firm’s engagement. Tax and other non-audit services that are not prohibited services, provided that those services are routine and recurring services and would not impair the independence of the independent registered public accounting firm, may also be performed by the independent registered public accounting firm if those services are pre-approved by the Audit Committee. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. The independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee for each proposed service. The Audit Committee has pre-approved all audit and non-audit services provided by Ernst & Young LLP.
Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Audit Committee shall not be incorporated by reference into any such filings.
Audit Committee Report
          The Audit Committee of the Board of Directors is composed of five directors who are independent directors as defined under applicable law and the NASDAQ listing standards. The Board of Directors has determined that Messrs. O’Neil and Ballantine and Drs. Bisgard and Neel each qualify as an “audit committee financial expert,” as defined by the regulations of the Commission. During fiscal 2010, the Audit Committee met eleven times. In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting processes and our systems of internal control. Management has primary responsibility for our financial statements and financial reporting process, including assessing the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm is responsible for planning and carrying out annual audits and quarterly reviews of our financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles and auditing and reporting on the effectiveness of our internal control over financial reporting.
          In discharging its oversight responsibility as to the audit process, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss our internal control assessment process, management’s assessment with respect thereto, the independent registered public accounting firm’s evaluation of our system of internal control over financial reporting and the overall quality of our financial reporting. The Audit Committee reviewed with the independent registered public accounting firm their fees, audit plans, audit scope, and identification of audit risks.
          The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (U.S. Auditing Standards Section 380), as amended, “The

Auditor’s Communication With Those Charged With Governance”, and discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements.
          The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2010 with management and the independent registered public accounting firm. The Audit Committee also reviewed and discussed the interim financial information contained in each quarterly earnings announcement and Quarterly Report on Form 10-Q with our Chief Financial Officer and our independent registered public accounting firm prior to public release of that information. On several occasions during fiscal 2010, the Audit Committee reviewed with our independent registered public accounting firm and our internal audit department, management’s processes to assess the adequacy of our internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of our internal control over financial reporting.
          Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Commission.
          The Board of Directors has adopted a Restated Charter of the Audit Committee, which is available on our website at www.healthways.com. The Audit Committee reviews and reassesses the adequacy of the Restated Charter annually.
Respectfully submitted,
John W. Ballantine, Chairman
C. Warren Neel
William C. O’Neil, Jr.
Jay C. Bisgard, M.D.
John A. Wickens

DEADLINE FOR SUBMISSION OF STOCKHOLDER

PROPOSALS TO BE PRESENTED AT THE
2012 ANNUAL MEETING OF STOCKHOLDERS
          The 2012 Annual Meeting of Stockholders is expected to be held in May 2012, although this date may be subject to change. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2012 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by the Company at 701 Cool Springs Blvd. Franklin, Tennessee, 37067, addressed to the Secretary before the close of business on December 17, 2011. Notices of stockholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in our bylaws, if such notices are filed with our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting of Stockholders provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that we receive provided: (1) we include in our proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which we received a proposal, we suggest that stockholders submit their proposals by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all of the requirements for such inclusion established by the Commission at the time in effect.
DELIVERY OF ANNUAL REPORT AND PROXY STATEMENT
TO STOCKHOLDERS SHARING AN ADDRESS
          The Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers “household” proxy materials, delivering a single proxy statement or Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you hold registered shares. You can notify us by sending a written request to James W. Elrod, Secretary, Healthways, Inc., 701 Cool Springs Boulevard, Franklin, Tennessee 37067, or by calling Mr. Elrod at the Company at (615) 614-4929.

MISCELLANEOUS
          It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, stockholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the proxy promptly.
          A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO JAMES W. ELROD, SECRETARY, HEALTHWAYS, INC., 701 COOL SPRINGS BOULEVARD, FRANKLIN, TENNESSEE 37067. COPIES OF EXHIBITS FILED WITH THE FORM 10-K ALSO WILL BE AVAILABLE UPON WRITTEN REQUEST ON PAYMENT OF CHARGES APPROXIMATING THE COMPANY’S COST.
Date: April 15, 2011.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐

Nominees

01	Thomas G. Cigarran 02 C. Warren Neel, Ph. D. 03 John W. Ballantine

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2	To consider and act upon an advisory vote on executive compensation as disclosed in the Proxy Statement.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		3 years	2 years	1 year	Abstain

3	To consider and act upon an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

HEALTHWAYS, INC. This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 26, 2011

The undersigned hereby appoints Thomas G. Cigarran and Alfred Lumsdaine, and either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the Annual Meeting of Stockholders of Healthways, Inc. to be held at the Franklin Marriott Cool Springs, 700 Cool Springs Boulevard, Franklin, Tennessee 37067, on May 26, 2011, at 9:00 a.m., Central time, and any adjournments thereof.

Continued and to be signed on reverse side